Exhibit 99.1

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This exhibit contains “forward looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward looking statements because they contain words such as “believes,” “project,” “might,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to the closing of the Transactions described in this exhibit or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward looking statements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments. These forward looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	the impact of the substantial indebtedness incurred to finance the consummation of the Acquisition;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular;

•	the effects of competition, including locations of competitors and operating and market competition;

•	risks that the Post-Closing CMBS Transaction (as defined below) may not occur on a timely basis or at all as a result of regulatory or other barriers;

•	risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Acquisition;

•

construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	the effects of environmental and structural building conditions relating to our properties;

•	access to available and reasonable financing on a timely basis;

•	the ability to timely and cost-effectively integrate acquisition into our operations;

•	changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•	litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•	the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store gaming revenue or hotel sales;

•	our ability to recoup costs of capital investments through higher revenues;

•	acts of war or terrorist incidents or natural disasters; and

•	abnormal gaming holds.

The foregoing list of important factors may not contain all of the material factors that are important to readers. In addition, in light of these risks and uncertainties, the matters referred to in the forward looking statements contained in this exhibit may not in fact occur. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF NON-GAAP FINANCIAL INFORMATION

We have provided EBITDA, Adjusted EBITDA and Property EBITDA information in this exhibit because we believe they provide investors with additional information to measure our performance and evaluate our ability to service our indebtedness. We use EBITDA and Property EBITDA to measure operating performance and believe that EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operates and capital investments. Property EBITDA is commonly used in the gaming industry and is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. We use Adjusted EBITDA as a measure to provide investors with additional information about certain non-cash items and about unusual items that are not expected to continue at the same level in the future.

EBITDA, Adjusted EBITDA and Property EBITDA are not presentations made in accordance with U.S. GAAP and our use of the terms EBITDA, Adjusted EBITDA and Property EBITDA varies from others in our industry. EBITDA and Adjusted EBITDA should not be considered as an alternative to income from continuing operations, income from operations or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or cash flows as measures of liquidity. EBITDA, Adjusted EBITDA and Property EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. For example EBITDA:

•	excludes certain tax payments that may represent a reduction in cash available to us;

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness.

In addition, Adjusted EBITDA:

•	includes estimated cost savings and operating synergies;

•	does not include one-time expenditures and project opening costs;

•	includes full-year impact of new properties and acquisitions;

•

does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new senior secured credit facilities may consider not to be indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash and non-recurring charges or costs that are deducted in calculating income from continuing operations. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes.

Property EBITDA consists of income from operations by property before:

•	depreciation and amortization;

•	write-downs, reserves and recoveries;

•	project opening costs;

•	corporate expense;

•	merger and integration costs;

•	income (losses) on interests in non-consolidated affiliates; and

•	amortization of intangible assets.

Because of these limitations, we rely primarily on our U.S. GAAP results and use EBITDA, Adjusted EBITDA and Property EBITDA only supplementally.

FINANCIAL PRESENTATION

Unless otherwise indicated or the context otherwise requires, references in this exhibit to “we,” “our,” “us,” and “the company” refer to Harrah’s Operating and each of its consolidated subsidiaries after giving effect to the consummation of the Transactions described below under “The Transactions.”

Prior to the Transactions, Harrah’s Entertainment owned or operated 50 casinos directly or through its subsidiaries. In connection with the financing of the Acquisition described below under “The Transactions,” in addition to one casino already held outside the company, six casinos were spun or transferred out of the company to entities that are side-by-side with us. Harrah’s Operating has remained a direct, wholly owned subsidiary of Harrah’s Entertainment, and continues to own or manage 43 of the 50 Harrah’s Entertainment casinos. See “The Transactions—CMBS Transactions” and “—London Clubs Transfer.” As such, the six casinos and assets that are part of the CMBS Transactions and the additional casino and assets that are part of the London Clubs Transfer are currently not part of the post-transaction assets or operations of Harrah’s Operating. However, during the second quarter of 2008, Harrah’s Entertainment intends to transfer or contribute to us the London Clubs casino and assets that it currently holds outside of our company. Notwithstanding these spin-offs and transfers, management of Harrah’s Entertainment continues to manage all of our properties and those held by our sister subsidiaries as one company, but Harrah’s Operating is not entitled to receive any direct contribution or proceeds from our sister subsidiaries’ operations. Harrah’s Entertainment guarantees the notes; the CMBS subsidiaries do not. As a result, we have provided the historical financial and pro forma financial information of Harrah’s Entertainment as well as pro forma financial information of Harrah’s Operating to give a meaningful and complete presentation of the CMBS Transactions and the London Club transfer, among others.

Unless otherwise specified, all Harrah’s Operating financial information for periods ended after December 31, 2006 provided in this exhibit gives pro forma effect to the closing of the Transactions. This includes giving pro forma effect to the Post-Closing CMBS Transaction (as defined below under “The Transactions—CMBS Transactions”), which will not occur, if at all, until sometime after the closing of the other Transactions and is subject to regulatory approval. See our unaudited pro forma condensed consolidated financial information presented elsewhere in this exhibit for a presentation of our pro forma financial information were the Post-Closing CMBS Transaction not to occur.

Harrah’s Operating has not historically reported financial information on a stand-alone basis and has not prepared audited historical financial statements for this exhibit. Accordingly, the financial information presented herein for Harrah’s Operating has been prepared on an unaudited pro forma basis. The pro forma financial information has been derived from the Harrah’s Entertainment financial statements for the relevant periods, as adjusted to remove the historical financial information of all subsidiaries of and account balances at Harrah’s Entertainment that were not components of Harrah’s Operating.

THE TRANSACTIONS

The Acquisition

On December 19, 2006, Harrah’s Entertainment entered into a definitive merger agreement with Hamlet Holdings LLC, a Delaware limited liability company (“Hamlet Holdings”), and Hamlet Merger Inc., a Delaware corporation and a wholly owned subsidiary of Hamlet Holdings (“Merger Sub”). Hamlet Holdings and Merger Sub were formed and are controlled by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG” and, together with Apollo, the “Sponsors”). Pursuant to the merger agreement, on January 28, 2008, Merger Sub merged with and into Harrah’s Entertainment, and each share of Harrah’s Entertainment common stock issued and outstanding immediately prior to the effective time of the merger, was converted into the right to receive $90.00 in cash, which, when taken together with the net settlement of outstanding options, stock appreciation rights, restricted stock and restricted stock units, represents merger consideration of $17,241 million in the aggregate. We refer to the merger and payment of merger consideration as the “Acquisition.”

Upon completion of the Acquisition, Hamlet Holdings, funds affiliated with and controlled by the Sponsors, certain co-investors and certain members of management became the owners of all of the outstanding equity interests of Harrah’s Entertainment. Hamlet Holdings, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, holds all of the voting common stock of Harrah’s Entertainment. The voting common stock does not have any economic rights. Funds affiliated with and controlled by the Sponsors, their co-investors and members of management each hold non-voting common stock and non-voting preferred stock. For more information regarding the equity ownership of Harrah’s Entertainment upon the closing of the Acquisition, see “—Corporate Structure.”

CMBS Transactions

In connection with the CMBS portion of the financing for the Acquisition described in more detail below under “—The Financing,” Harrah’s Operating spun off to Harrah’s Entertainment the following casino properties and related operating assets of those casinos (collectively, the “CMBS Closing Assets”) at or prior to the closing of the Acquisition: Harrah’s Las Vegas, Rio and Flamingo Las Vegas in Las Vegas, Nevada; Harrah’s Atlantic City and Showboat Atlantic City in Atlantic City, New Jersey; and Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe in Lake Tahoe, Nevada. All of the CMBS Closing Assets were spun out of Harrah’s Operating and its subsidiaries through a series of distributions, liquidations, transfers and contributions. We refer to the spin-off of the CMBS Closing Assets by Harrah’s Operating, resulting in the ownership of those assets by Harrah’s Entertainment through subsidiaries of Harrah’s Entertainment that are not also subsidiaries of Harrah’s Operating, as the “CMBS Spin-Off.”

Subsequent to the closing of the Acquisition and the CMBS Spin-Off and subject to regulatory approval that could not be obtained prior to the closing, Paris Las Vegas and Harrah’s Laughlin and their related operating assets will also be spun out of Harrah’s Operating and its subsidiaries, and Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City and their related operating assets will be transferred to subsidiaries of Harrah’s Operating from Harrah’s Entertainment. We refer to the spin-off of Paris Las Vegas and Harrah’s Laughlin by Harrah’s Operating and the transfer to subsidiaries of Harrah’s Operating of Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City as the “Post-Closing CMBS Transaction,” and we refer to the following casino properties and related operating assets of those casinos as the “CMBS Assets”: Harrah’s Las Vegas, Rio, Paris Las Vegas and Flamingo Las Vegas in Las Vegas, Nevada; Harrah’s Atlantic City in Atlantic City, New Jersey and Harrah’s Laughlin in Laughlin, Nevada. We anticipate that the Post-Closing CMBS Transaction will occur during the second quarter of 2008. However, because the Post-Closing CMBS Transaction will require regulatory approval, we cannot assure you that the Post-Closing CMBS Transaction will occur within the time anticipated or at all. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations—Financial and Other Information Related to the Post-Closing CMBS Transaction” for a presentation of our pro forma financial information and a discussion thereof were any Post-Closing CMBS Transaction not to occur.

As illustrated below under “—Corporate Structure,” the holders of the CMBS Closing Assets and subsequently, the CMBS Assets (the “CMBS Borrowers”), are side-by-side with Harrah’s Operating under Harrah’s Entertainment. Pursuant to a shared services agreement, we provide the CMBS Borrowers with certain corporate management and administrative operations and costs are allocated by us for providing such services. The services include but are not limited to: information technology services; website management services; operations and production services; vendor relationship management services; strategic sourcing services; real estate services; development services; construction services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; insurance services; corporate/executive services; payroll services; security and surveillance services; government relation services; communication services; consulting services; and data access services.

Pursuant to the agreement, we granted the CMBS borrowers the right to use certain software and other intellectual property rights granted or licensed to us and/or direct or indirect subsidiaries. The agreement provides that the cost of the services described above is allocated between us and the CMBS Borrowers on the property-level basis that Harrah’s Entertainment had historically used to allocate such costs, and on a 70%/30% basis for those costs that had not previously been allocated to the various properties, or pursuant to such other methods as the board of directors of Harrah’s Entertainment determines in good faith to be an equitable allocation of such cost between us and the CMBS Borrowers. The agreement also memorialized certain short-term cash management arrangements and other operating efficiencies that reflect the way in which Harrah’s Entertainment had historically operated its business. Payments made to us under the shared services agreement are subordinated to the obligations of the CMBS Borrowers under the CMBS Financing. In addition the agreement provides that certain insurance proceeds payable in respect of both CMBS Assets and our properties are paid first to the CMBS Borrowers to the extent of amounts payable thereto. The agreement terminates in January 2014 and may be terminated by the parties at any time prior to January 2014.

London Clubs Transfer

In December 2006, Harrah’s Entertainment acquired London Clubs, which owns and/or manages casinos in the United Kingdom, Egypt and South Africa. When acquired, London Clubs and its subsidiaries became wholly owned subsidiaries of Harrah’s Entertainment and not subsidiaries of Harrah’s Operating. In connection with the CMBS Transactions and the financing described below under “—The Financing,” London Clubs and its subsidiaries, with the exception of those related to the London Clubs’ South African operations, which currently remains with Harrah’s Entertainment, became subsidiaries of Harrah’s Operating on or before the closing of the Acquisition. We refer to the transfer of the London Clubs operations to Harrah’s Operating as the “London Clubs Transfer.” During the second quarter of 2008, Harrah’s Entertainment intends to transfer or contribute to us the London Clubs’ South African operations, as well.

The Financing

On January 28, 2008, the Acquisition was financed with the following:

•	a cash equity investment by the Sponsors, their co-investors and certain members of management in Harrah’s Entertainment of approximately $6,079 million;

•	the proceeds from the incurrence of $5,275 million of senior unsecured cash pay interim loans;

•	the proceeds from the incurrence of $1,500 million of senior unsecured PIK toggle interim loans;

•

borrowings of $7,250 million under the term loan portion of our new $9,250 million senior secured credit facilities, which also includes a $2,000 million revolving credit facility none of which was drawn at closing, but is subject to $188 million in outstanding letters of credit; and

•

$6,500 million of mortgage loans and related mezzanine financing under a real estate facility (the “CMBS Financing”) entered into by the CMBS Borrowers (with a payment guarantee by Harrah’s Entertainment of the operating leases thereunder) and secured initially by the CMBS Closing Assets and, after the Post-Closing CMBS Transaction, the CMBS Assets.

We used the proceeds of the notes which were issued on February 1, 2008 to reduce our interim loan borrowings described above on a dollar-for-dollar basis. We currently have $343 million of unsecured cash pay loans outstanding and $97 million of senior unsecured PIK toggle loans outstanding.

We used a portion of the proceeds of the senior secured credit facilities described above to repay all outstanding borrowings under our existing credit facilities, which, as of January 28, 2008, amounted to approximately $5,796 million.

We also used a portion of the proceeds described above (including the senior secured credit facilities) to repurchase $131 million of our 7.5% Senior Notes due 2009, $394 million of our 8.875% Senior Subordinated Notes due 2008, $424 million of our 7.5% Senior Notes due 2009, $299 million of our 7% Senior Notes due 2013, all $250 million of our Senior Floating Rate Notes due 2008 and $375 million of our Floating Rate Contingent Convertible Senior Notes due 2024 (collectively, the “Retired Notes”) pursuant to tender offers and consent solicitations (collectively, the “Tender Offer”) completed on the same day as the Acquisition, as well as a discharge of all Senior Floating Rate Notes that were not tendered in the Tender Offer. We refer to the Tender Offer, the discharge, the repayment of senior unsecured interim loans with the proceeds of the notes which were issued on February 1, 2008 and the other financing transactions described above as the “Financing.”

Throughout this exhibit, we collectively refer to the Acquisition, the CMBS Transactions, the London Clubs Transfer and the Financing as the “Transactions.”

DETAILED SOURCES AND USES

The following table sets forth the sources and uses of funds of Harrah’s Operating and Harrah’s Entertainment on a combined basis in connection with the Transactions assuming they had occurred on December 31, 2007 and based on amounts outstanding on that date. The components of the sources and uses of the Transactions applicable only to Harrah’s Operating have been considered in the preparation of the unaudited pro forma condensed consolidated financial information of Harrah’s Operating contained elsewhere in this exhibit.

Sources		Uses
(in millions)
Senior secured credit facilities:
Revolving credit facility(1)	$—
Term loan B facility(2)	7,250
Senior unsecured cash pay debt(3)	5,275	Purchase of Harrah’s Entertainment’s equity(7)	$17,241
Senior unsecured PIK toggle debt(3)	1,500	Refinance existing debt(8)	7,730
CMBS Financing(4)	6,500	Transaction fees and expenses(9)	1,106
Rollover of existing debt(5)	4,633	Rollover existing debt(5)	4,633
Equity contributions(6)	6,079	Cash(10)	527

Total sources	$31,237	Total uses	$31,237

(1)	Upon the closing of the Acquisition, Harrah’s Operating entered into a six-year $2,000 million revolving credit facility, none of which was drawn at closing. However, on the closing date, there were approximately $188 million in letters of credit outstanding under this facility, Harrah’s Entertainment guarantees this facility, and all of the material wholly owned domestic subsidiaries of Harrah’s Operating pledged their assets to secure this facility.
(2)	Upon the closing of the Acquisition, Harrah’s Operating entered into a seven-year $7,250 million term loan facility, all of which was drawn at the closing of the Acquisition. Harrah’s Entertainment guarantees this facility, and all of the material wholly owned domestic subsidiaries of Harrah’s Operating pledged their assets to secure this facility.
(3)	All $5,275 million of senior unsecured cash pay debt (which includes the $4,932 million of cash pay notes were used to reduce the outstanding senior unsecured cash pay interim loans on a dollar-for-dollar basis) is scheduled to mature in 2016. All $1,500 million of senior unsecured PIK toggle debt (which includes the $1,403 million of toggle notes were used to reduce the outstanding senior unsecured PIK toggle interim loans on a dollar-for-dollar basis) is scheduled to mature in 2018.
(4)	Upon closing of the Acquisition, the CMBS Borrowers entered into $6,500 million of mortgage loans and related mezzanine financing under the CMBS Financing, which are secured currently by the CMBS Closing Assets and, after the Post-Closing CMBS Transaction, the CMBS Assets. None of Harrah’s Operating or its subsidiaries are obligors under the CMBS Financing, and none of their assets secure the CMBS Financing. Harrah’s Entertainment has provided a payment guarantee of any operating lease under the CMBS Financing.
(5)

Consists of $72 million of 8% Senior Notes due 2011, $350 million of 8.125% Senior Subordinated Notes due 2011, $375 million of 7.875% Senior Subordinated Notes due 2010, $500 million of 5.375% Senior Notes due 2013, $750 million of 5.5% Senior Notes due 2010, $1,000 million of 5.625% Senior Notes due 2015, $750 million of 5.75% Senior Notes due 2017, $750 million of 6.5% Senior Notes due 2016, as well as $13 million of existing debt securities that were not tendered in the Tender Offer, all of which are obligations of Harrah’s Operating and guaranteed by Harrah’s Entertainment but none of its subsidiaries. Also consists of $25 million of 6% Secured Debt due 2010, $30 million of unsecured Uruguay bonds due 2010, approximately $10 million of borrowings under a South African credit facility maturing in December 2009, and approximately $8 million of miscellaneous other indebtedness. Following the Transactions, this rolled debt had a book value of $3,378 million. The amount stated above does not include accrued interest of $54 million.

(6)	Represents amounts invested in equity securities of Harrah’s Entertainment by funds affiliated with and controlled by the Sponsors, their co-investors and certain members of management in connection with the Transactions.
(7)	The amount set forth above reflects outstanding shares of common stock acquired at a purchase price of $90.00 per share and includes the net settlement of outstanding options, stock appreciation rights and restricted stock units.
(8)	Represents the completion of the Tender Offer for, and, in the case of the Senior Floating Rate Notes the discharge of, $131 million of our 7.5% Senior Notes due 2009, $394 million of our 8.875% Senior Subordinated Notes due 2008, $424 million of our 7.5% Senior Notes due 2009, $299 million of our 7% Senior Notes due 2013, all $250 million of our Senior Floating Rate Notes due 2008 and $375 million of our Floating Rate Contingent Convertible Senior Notes due 2024 of Harrah’s Operating. Also represents the repayment in full of all $5,768 million outstanding under our existing credit facilities, as well as all $88 million of a 7.1% Atlantic City Mortgage Note due 2008, which was retired in January 2008 in connection with the Acquisition. The amount stated above does not include accrued interest of $53 million.
(9)	Reflects the fees and expenses associated with the Transactions, including placement and other financing fees, advisory fees, costs related to fully funding our deferred compensation plans and other transaction costs and professional fees. Also includes approximately $234 million in costs associated with the repurchase premium for prepayment of existing debt.
(10)	Reflects excess proceeds of the Financing, which we anticipate will be used for general corporate purposes, including the funding of capital expenditures.

CORPORATE STRUCTURE

As set forth in the diagram below, following consummation of the Transactions, our corporate structure is as follows:

(1)	The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo, and David Bonderman, James Coulter and Jonathan Coslet, each of whom is affiliated with TPG. Each member holds approximately 17% of the limited liability company interests of Hamlet Holdings.
(2)	Harrah’s Entertainment currently guarantees all of the Retained Notes of Harrah’s Operating and the new senior secured credit facilities and the senior unsecured interim loans. It also guarantees the notes. In addition, it has provided a payment guarantee of any operating leases under the CMBS Facilities. The guarantee of Harrah’s Entertainment of the obligations under the notes is structurally subordinated to any guarantee of the operating leases under the CMBS Facilities.
(3)	Includes captive insurance subsidiaries and the subsidiaries holding the London Clubs’ South African operations, which are subject to approximately $10 million of borrowings under a South African credit facility.
(4)	Concurrently with the Acquisition, we entered into the new senior secured credit facilities, which includes a $2,000 million revolving credit facility, none of which was drawn on the closing date but which was subject to approximately $188 million in outstanding letters of credit.
(5)	The CMBS Borrowers and their respective subsidiaries do not guarantee the notes, the senior unsecured cash pay interim loans, the senior unsecured PIK toggle interim loans or the senior secured credit facilities and are not directly liable for any obligations thereunder.
(6)	Includes the notes, as well as $343 million of senior unsecured cash pay interim loans and $97 million of senior unsecured PIK toggle interim loans that remain outstanding.

(7)	Each of the wholly owned domestic subsidiaries of Harrah’s Operating that pledged its assets to secure the new senior secured credit facilities guarantees the notes, the senior unsecured cash pay interim loans and the senior unsecured PIK toggle interim loans. Harrah’s Operating non-U.S. subsidiaries do not guarantee the notes. In addition, subsidiaries that are not directly or indirectly wholly owned by Harrah’s Operating that do not, or that are not otherwise required to, secure the new senior secured credit facilities do not guarantee the notes.

COMPANY OVERVIEW

Overview

Harrah’s Entertainment is the world’s largest and most geographically diversified gaming company with the #1 or #2 market share, based on revenue, in almost every major gaming market in the U.S. As of December 31, 2007, we owned or managed 43 of the 50 Harrah’s Entertainment casinos across 12 U.S. states and six countries under the Harrah’s®, Caesars®, and Horseshoe® brand names, among others. Our facilities have an aggregate of over 2.4 million square feet of gaming space and 23,000 hotel rooms, making us one of the largest hotel owners in the United States. Harrah’s Entertainment owns the industry’s largest and most widely recognized customer recognition and loyalty program, called Total Rewards®, which has over 40 million members worldwide. In addition, we own and operate the World Series of Poker®, which we believe is the world’s most highly recognized poker brand.

We believe our operations are significantly more geographically diversified than other large gaming operators, reducing our exposure to any single region and improving our risk profile. Furthermore, over 70% of our gross revenue is generated by our casino operations, which, given their concentration of highly predictable slot revenues compared to certain of our competitors, provide a relatively reliable and stable revenue stream. For the year ended December 31, 2007, we generated pro forma net revenue and Adjusted EBITDA of $8.2 billion and $2.1 billion, respectively. Our net revenue and Property EBITDA by region for the year ended December 31, 2007, are illustrated below. Please see “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations—Property EBITDA Reconciliation” for a reconciliation of Property EBITDA to Income from Operations and a reconciliation of Property EBITDA to Adjusted EBITDA.

Our Competitive Strengths

Industry’s largest and most geographically diversified gaming operator with leading market positions. Harrah’s Entertainment is the world’s largest and most geographically diversified gaming company. We own or manage 43 of the 50 Harrah’s Entertainment properties in 12 U.S. states and six countries. In addition, Harrah’s Entertainment’s properties operate as market leaders, having the #1 or #2 market share, based on revenue, in almost every major U.S. gaming market, including Las Vegas and Atlantic City, the largest gaming markets in the U.S. We use our scale and market leading position, in combination with our proprietary marketing technology and customer loyalty programs, to foster revenue growth and encourage repeat business. In addition, our scale and geographic diversity reduces our exposure to any single region, thereby providing income diversification and improving our risk profile.

Superior business model based on nationwide customer database and loyalty program. Our strategy is to generate same store gaming revenue growth and the cross-market play through our superior marketing and technological capabilities in combination with our nationwide casino network. These capabilities have allowed us to generate financial results that have consistently outperformed our competitors in the markets in which we operate. The systems that we use to generate our same store gaming revenue growth and cross-market play are Total Rewards and WINet. We believe these marketing tools, coupled with the industry’s deepest geographic reach, provide us with a significant competitive advantage that enables us to efficiently market our products to a large and recurring customer base, and generate profitable revenue growth.

Stable and predictable financial results. We believe our financial results are more stable and predictable than the results of our peers given our unmatched scale and geographic diversity, the high concentration of slot revenues at our casinos (slots, which are highly predictable, account for approximately 75% of our net gaming revenues), and the industry-pioneering Total Rewards program. We have generated average same store gaming revenue growth of 5.6% from 2000 to 2007. In addition, despite economic downturns in the travel and entertainment industries following September 11, 2001, we generated same store gaming revenue growth rates of 6.5% and 4.2% in 2001 and 2002, respectively.

Our asset value has benefited from substantial historical investments. From January 1, 2005 through December 31, 2007, we have invested $4.4 billion in our asset base. In addition, we are currently in the midst of several investments that are scheduled to open over the coming years, including the Horseshoe Hammond expansion in Indiana (scheduled to open in 2008) and the renovation and expansion of Caesars Palace Las Vegas (scheduled to open in 2009). We believe these in-progress investments, in conjunction with our substantial historical investments, will enhance our credit profile and bolster future growth in EBITDA that we will recognize over time. Further underpinning our asset value, the majority of our properties operate on owned real estate, and many have excess land available for expansion.

Portfolio of the most highly recognized brand names in the gaming industry. Subsidiaries of Harrah’s Entertainment own or manage many of the most highly recognized brand names in the gaming industry, including Harrah’s®, Caesars®, Horseshoe®, Total Rewards®, the World Series of Poker®, Rio®, Paris® , Bally’s®, Flamingo®, Harveys®, Showboat® and Grand CasinoSM. Each of these brands has a strong identity and enjoys widespread customer recognition. This diverse collection of brands allows us to appeal to a wide range of customer preferences and capture multiple visits through our ability to offer differentiated gaming experiences. In casino brand awareness studies, several of our brands consistently achieve higher rates of recognition overall, as compared to our competitors.

Experienced management team with proven track record. Our management team, led by CEO Gary Loveman, has built Harrah’s Entertainment into an industry leader by geographically diversifying our operations and introducing technology-based decision science tools to loyalty programs. A former associate professor at the Harvard University Graduate School of Business Administration, Mr. Loveman joined us as Chief Operating Officer in 1998 and drew on his extensive background in retail marketing and service-management to develop Total Rewards. Mr. Loveman was promoted to CEO in January 2003 and was named “Best CEO” in the gaming & lodging industry by Institutional Investor magazine for 2003, 2004, 2005 and 2006. In addition, the other members of our senior management team possess significant gaming industry experience and have been with the company for an average of 16 years.

Our Business Strategy

Leverage our unique scale and proprietary loyalty programs to generate same store gaming revenue growth and cross-market play growth. We plan to continue to aggressively leverage our nationwide distribution platform and superior marketing and technological capabilities to generate same store gaming revenue growth and growth in cross-market play. Through the Total Rewards and WINet systems, we are able to effectively monitor the play of over 40 million program participants and target our efforts and marketing expenditures on their highest return uses as well as promote cross-market play. From 2000 to 2007, Harrah’s Entertainment has generated compound annual growth in cross-market play of 28%, and generated average same store gaming revenue growth of 5.5%, thereby demonstrating the success of this strategy. We believe that given the scale and geographic reach of Harrah’s Entertainment, we are uniquely positioned amongst our competitors to execute this strategy.

Capitalize on strong growth trends in our industry. We have been successful in making investments that have generated incremental growth in our business and enabled us to post results that are superior to those of our competitors in the markets where we operate. These investments have historically been designed to improve the customer experience at existing properties, expand our capacity, or build new properties. We are currently pursuing select capital projects in proven markets that we believe will be accretive to our growth strategy and will generate attractive cash flow and returns on investment. For example, we are currently developing a new hotel tower at our iconic Caesars Palace in Las Vegas and a new vessel in Hammond, Indiana, which will significantly increase our revenue-generating capacity in each of those markets. Additionally, we believe that we have opportunities to expand revenues and cash flow while further geographically diversifying our assets by pursuing selected international growth opportunities.

Enhance operational efficiency. Harrah’s Entertainment has identified significant opportunities to streamline our operations, improve our cost structure and optimize working capital. Our management team implemented a comprehensive profitability improvement program in September 2006 that identified three primary initiatives: organizational restructuring, a transformation of our teleservices (i.e., call centers) strategy, and procurement savings. Thus far, Harrah’s Entertainment has realized approximately $80 million of actual savings from these initiatives. In accordance with our shared services agreement, which is described under “Certain Relationships and Related Party Transactions—Shared Services Agreement,” 70% of these savings, or $56 million, have been allocated to us. In total, we estimate that these initiatives will result in over $164 million of additional annual EBITDA contribution for Harrah’s Entertainment when fully implemented, of which $115 million will be attributable to us, based on the shared services agreement. As of December 31, 2007, Harrah’s Entertainment implemented most of the program directives and achieved $111 million in annual savings (of which $78 million were allocated to us), on a run-rate basis. Given the nature of these profitability initiatives, we do not expect to incur significant restructuring expenses as Harrah’s Entertainment implements the remaining initiatives during 2008.

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Organizational restructuring. This initiative focused on reducing redundant or unnecessary costs at the various levels of corporate, divisional, and regional management across several functional areas in order to improve efficiency. To date Harrah’s Entertainment has taken the majority of actions necessary to deliver this component of the savings and expects $109 million of annual total savings, of which $76 million will be allocated to us.

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Teleservices reorganization. This initiative focused on consolidating our number of call center sites from 18 sites to three and implementing new technological systems, including Value Based Routing (“VBR”) technology and consolidated agent desktop (“CAD”) systems. We believe this arrangement will create cost efficiencies in the near term and provide the foundation for improved sales execution, which should increase revenues as well. Harrah’s Entertainment has begun to implement these changes and expects to have taken all actions related to this initiative by the fourth quarter of 2008. Harrah’s Entertainment expects $22 million of annual total savings, of which $15 million will be allocated to us.

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Procurement and other savings. Harrah’s Entertainment has developed a strategy to capture substantial procurement savings by capitalizing on its purchasing leverage and by instituting industry best practices. A detailed study of its purchasing practices, targeting a combined $2.3 billion of Harrah’s Entertainment’s $3.5 billion total spending base, across categories including energy and utilities, design and construction, food, beverages, marketing materials, and maintenance has uncovered opportunities for substantial savings. Harrah’s Entertainment has begun to implement these strategies and continues to assess its procurement spending for additional savings opportunities. Harrah’s Entertainment expects $33 million of annual total savings, of which $23 million will be allocated to us.

Maximize free cash flow. Our combination of stable and predictable revenues, high operating margins, and well managed maintenance capital expenditures allow us to generate significant cash flow. Our annual maintenance capital expenditures are expected to be approximately $400 million to $500 million per year over the near term, which we believe will maintain our asset base in accordance with our high operating standards while maximizing cash flow. In addition, we have invested approximately $4.4 billion in capital expenditures since the beginning of 2005 and expect to continue to yield cash flow from our investments. We intend to maintain rigorous control over capital investment projects, and future growth capital will be spent only upon the expectation of attractive returns. We believe that our predictable maintenance capital expenditures, improved working capital management and cost savings initiatives should enhance our ability to generate free cash flow. We currently intend to reduce leverage and strengthen our balance sheet by repaying our debt obligations and reinvesting in our business.

Our Facilities

Harrah’s Entertainment commenced operations of its casino business in 1937. We manage casino entertainment facilities in more areas throughout the United States than any other participant in the casino industry. In addition to casinos, our facilities typically include hotel and convention space, restaurants and non-gaming entertainment facilities. Three of our properties are racetracks at which we have installed slot machines.

Las Vegas/Other Nevada. Harrah’s Entertainment has the #2 market share in Las Vegas owning eight properties on over 400 acres. These properties are managed and marketed to patrons as a multi-stop resort by leveraging the Total Rewards program to drive efficiencies at and between properties. Of this group, we own four casinos on the Las Vegas Strip which consist of approximately 314,000 square feet of casino gaming space, over 3,800 slot machines, 310 table games and more than 9,000 hotel rooms. Our properties include Caesars Palace, Bally’s Las Vegas, Bill’s Gamblin’ Hall & Saloon and the Imperial Palace Hotel & Casino, which draw customers from throughout the United States. We are currently expanding and renovating Caesars Palace Las Vegas, in a project which will include a 650-room hotel tower, including 75 luxury suites, additional meeting space, a remodeled and expanded pool area and other renovations and improvements.

In other areas of Nevada, Harrah’s Entertainment has five properties. Out of this group of five properties, we own Harrah’s Reno, Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe, which consist of approximately 178,600 square feet of casino gaming space, over 2,900 slot machines, 220 table games and 2,180 hotel rooms. Harrah’s Reno, located in downtown Reno, draws customers primarily from Northern California, the Pacific Northwest and Canada. Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe are located near Lake Tahoe and draw customers primarily from California.

Atlantic City. Harrah’s Entertainment has the #1 market share in Atlantic City, owning four of the 11 casinos in the market. We own three of Harrah’s Entertainment’s casinos in Atlantic City and manage a harness racing casino outside of Philadelphia which consist of approximately 587,000 square feet of casino gaming space, 14,620 slot machines, 500 table games and 4,210 hotel rooms. Our properties include Caesars Atlantic City, Showboat Atlantic City and Bally’s Atlantic City, which are centrally located in the boardwalk entertainment area and draw customers primarily from Philadelphia, New York and New Jersey. Additionally, the Pier Shops at Caesars which includes approximately 80 retail stores and restaurants is attached to our Caesars Atlantic City property.

The harness racing casino we manage is Harrah’s Chester, a combination harness racetrack and slot facility located approximately six miles south of Philadelphia International Airport, which draws customers primarily from the greater Philadelphia metropolitan area and Delaware. Harrah’s Chester is 50% owned and managed by a subsidiary of Harrah’s Operating.

Louisiana/Mississippi. Harrah’s Entertainment has seven properties in this region. We own all seven of these properties, which consist of 426,400 square feet of casino gaming space, 10,450 slot machines, 450 table games and 3,550 hotel rooms. In Louisiana, we own Harrah’s New Orleans, the only land-based casino located in downtown New Orleans, which attracts local customers primarily from the New Orleans metropolitan area, in addition to tourists to the city. In the northwest part of the state, Horseshoe Bossier City, a dockside casino, and Harrah’s Louisiana Downs, a thoroughbred racetrack with slot machines, located in Bossier City, cater to customers in northwestern Louisiana and east Texas, including the Dallas/Fort Worth metropolitan area. On the

Mississippi gulf coast, we own the Grand Casino Biloxi, located in Biloxi, Mississippi, which caters to customers in Southern Mississippi, Southern Alabama and Northern Florida. Construction began in the third quarter to develop the Margaritaville Casino & Resort in Biloxi.

Horseshoe Tunica, Grand Casino Tunica and Sheraton Casino & Hotel Tunica, dockside casino complexes located in Tunica, Mississippi, are approximately 30 miles from Memphis, Tennessee and draw customers primarily from the Memphis area.

Iowa/Missouri. Harrah’s Entertainment has four properties in this region. We own all four of these properties which consist of 278,400 square feet of casino gaming space, 7,540 slot machines, 250 table games and 1,140 hotel rooms. Horseshoe Council Bluffs, a land-based casino, and Harrah’s Council Bluffs, a dockside casino facility, are located in Council Bluffs, Iowa, across the Missouri River from Omaha, Nebraska. In March 2006, we re-branded the former Bluffs Run Casino as Horseshoe Council Bluffs. Horseshoe Council Bluffs was the first property to be converted to a Horseshoe since we acquired the brand. The Bluffs Run Greyhound Racetrack remains in operation at the property. Both facilities are located in Council Bluffs, Iowa, across the Missouri River from Omaha, Nebraska. At Horseshoe Council Bluffs, we own the assets other than gaming equipment, and lease these assets to the Iowa West Racing Association, a nonprofit corporation, and we manage the facility for the Iowa West Racing Association under a management agreement expiring in October 2024. Iowa law requires that a qualified nonprofit corporation hold Horseshoe Council Bluff’s gaming and pari-mutuel licenses and its gaming equipment. Harrah’s North Kansas City and Harrah’s St. Louis, both dockside casinos, draw customers from the Kansas City and St. Louis metropolitan areas, respectively.

Illinois/Indiana. Harrah’s Entertainment has four properties in this region. We own all four of these properties which consist of 188,600 square feet of casino gaming space, 6,050 slot machines, 200 table games and 960 hotel rooms. Our Chicagoland dockside casinos, Harrah’s Joliet in Joliet, Illinois, and Horseshoe Hammond in Hammond, Indiana, draw customers primarily from the greater Chicago metropolitan area. We are currently expanding and renovating Horseshoe Hammond, in a project that will include a two-level entertainment vessel including a 108,000 square-foot casino. The expanded property is scheduled to open in the second half of 2008.

In southern Indiana, we own Caesars Indiana, a dockside casino complex located in Elizabeth, Indiana, which draws customers primarily from Northern Kentucky, including the Louisville metropolitan area, and Southern Indiana, including Indianapolis. Harrah’s Metropolis is a dockside casino located in Metropolis, Illinois, on the Ohio River, drawing customers from Southern Illinois, Western Kentucky and Central Tennessee.

Managed. We earn fees through our management of three casinos for Native American tribes:

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Harrah’s Phoenix Ak-Chin, located near Phoenix, Arizona, which we manage for the Ak-Chin Native American Community under a management agreement that expires in December 2009. Harrah’s Phoenix Ak-Chin draws customers from the Phoenix metropolitan area;

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Harrah’s Rincon Casino and Resort, located near San Diego, California, which we manage for the Rincon San Luiseno Band of Mission Native Americans under a management agreement that expires in November 2011. Harrah’s Rincon draws customers from the San Diego metropolitan area and Orange County, California; and

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Harrah’s Cherokee Casino and Hotel, which we manage for the Eastern Band of Cherokee Native Americans on their reservation in Cherokee, North Carolina under a management contract that expires November 2011. Harrah’s Cherokee draws customers from eastern Tennessee, western North Carolina, northern Georgia and South Carolina.

International. Casino Windsor, located in Windsor, Ontario, draws customers primarily from the Detroit metropolitan area and the Conrad Resort & Casino located in Punta Del Este, Uruguay, draws customers primarily from Argentina and Uruguay.

As part of the acquisition of London Clubs, we own or manage five casinos in London: the Sportsman, the Golden Nugget, Rendezvous Casino, Fifty and The Casino Empire. Our casinos in London draw customers primarily from the greater London metropolitan area as well as the Middle East. We also own Alea Nottingham, Alea Glasgow (which opened on February 2, 2008), Manchester235, Rendezvous Brighton and Rendezvous Southend-on-Sea in the provinces of the United Kingdom, which primarily draw customers from their local areas. We also manage two casinos in Cairo, Egypt at the Nile Hilton and Ramses Hilton, which draw customers primarily from other countries in the Middle East. Also, as part of the acquisition, Harrah’s Entertainment owns Emerald Safari Casino, a casino in South Africa. At some point during the second quarter of 2008, Harrah’s Entertainment intends to transfer or contribute to us the London Clubs’ Emerald Safari Casino South African operations. However, Harrah’s Entertainment is under no obligation to do so and we can make no guarantee that the transfer or contribution will be completed.

Other. We own Bluegrass Downs, a harness racetrack located in Paducah, Kentucky, and own a one-half interest in Turfway Park LLC, which is the owner of the Turfway Park thoroughbred racetrack in Boone County, Kentucky. Turfway Park LLC owns a minority interest in Kentucky Downs LLC, which is the owner of the Kentucky Downs racetrack located in Simpson County, Kentucky. We also operate the World Series of Poker tournament circuit and license trademarks for merchandise related to this brand.

The following table sets forth information about our owned or managed casino entertainment facilities as of December 31, 2007:

Property(1)	Type of Casino	Hotel Rooms	Casino Sq. Ft.	Slot Machines	Table Games
Las Vegas, Nevada
Caesars Palace	Land-based	3,600	129,900	1,440	160
Bally’s Las Vegas	Land-based	2,810	66,400	1,130	60
Imperial Palace	Land-based	2,640	75,000	800	50
Bill’s Gamblin’ Hall & Saloon	Land-based	210	42,500	440	40

Subtotal		9,260	313,800	3,810	310

Atlantic City, New Jersey
Bally’s Atlantic City	Land-based	1,740	225,800	5,120	220
Caesars Atlantic City	Land-based	1,140	145,000	3,180	170
Showboat Atlantic City	Land-based	1,330	124,200	3,530	110
Harrah’s Chester (PA)(2)	Harness racing	—	92,000	2,790	—

Subtotal		4,210	587,000	14,620	500

Louisiana/Mississippi
Horseshoe Tunica	Dockside	510	63,000	1,740	90
Grand Casino Tunica	Dockside	1,360	136,000	1,880	80
Sheraton Casino & Hotel Tunica	Dockside	130	31,000	1,080	40
Grand Casino Biloxi	Dockside	490	26,500	830	40
Harrah’s New Orleans	Land-based	450	125,100	2,040	130
Louisiana Downs	Thoroughbred racing	—	14,900	1,340	—
Horseshoe Bossier City	Dockside	610	29,900	1,540	70

Subtotal		3,550	426,400	10,450	450

Iowa/Missouri
Harrah’s Council Bluffs	Dockside	250	28,000	1,050	20
Horseshoe Council Bluffs	Greyhound racing	—	78,800	1,880	70
Harrah’s North Kansas City	Dockside	390	60,100	1,780	60
Harrah’s St Louis	Dockside	500	111,500	2,830	100

Subtotal		1,140	278,400	7,540	250

Illinois/Indiana
Harrah’s Joliet(3)	Dockside	200	38,900	1,190	20
Horseshoe Hammond	Dockside	—	48,300	1,940	60
Caesars Indiana	Dockside	500	70,400	1,750	90
Harrah’s Metropolis	Dockside	260	31,000	1,170	30

Subtotal		960	188,600	6,050	200

Other Nevada
Harrah’s Reno	Land-based	930	39,700	890	50
Harrah’s Lake Tahoe	Land-based	510	57,600	870	70
Harveys Lake Tahoe	Land-based	740	63,300	910	80
Bill’s Lake Tahoe	Land-based	—	18,000	280	20

Subtotal		2,180	178,600	2,950	220

Managed / International / Other
Harrah’s Ak-Chin (AZ)(4)	Native American Reservation	150	48,000	950	30
Harrah’s Cherokee (NC)(4)	Native American Reservation	580	88,000	3,330	40
Harrah’s Rincon (CA)(4)	Native American Reservation	650	69,900	1,600	70
Casino Windsor (Canada)(3)	Land-based	390	100,000	2,610	80
Conrad Punta del Este (Uruguay)(3)	Land-based	300	44,500	490	70
London Clubs:(4)
Golden Nugget (U.K.)	Land-based	—	6,500	20	40
Rendezvous Casino (U.K.)	Land-based	—	9,100	20	40
The Sportsman (U.K.)	Land-based	—	7,100	10	40
Fifty (U.K.)(5)	Land-based	—	3,200	—	20
The Casino Empire (U.K.)	Land-based	—	26,400	20	80
Rendezvous Brighton (U.K.)	Land-based	—	13,100	20	70
Rendezvous Southend-on-Sea (U.K.)	Land-based	—	11,900	20	60
Manchester235 (U.K.)	Land-based	—	17,600	20	100
Alea Nottingham (U.K.)	Land-based	—	5,500	20	60
London Club Cairo—Nile (Egypt)(6)	Land-based	—	2,000	40	10
Rendezvous Cairo—Ramses (Egypt) (6)	Land-based	—	2,400	30	20

Subtotal		2,070	455,200	9,200	830
Total		23,370	2,428,000	54,620	2,760

(1)	This table does not include those properties that will be owned by the CMBS Borrowers after the CMBS Transactions, namely: Harrah’s Las Vegas, Rio, Paris Las Vegas and Flamingo Las Vegas in Las Vegas, Nevada; Harrah’s Atlantic City in Atlantic City, New Jersey; and Harrah’s Laughlin in Laughlin, Nevada. Also excluded from this table is London Clubs Emerald Safari Casino in South Africa, which is a subsidiary of Harrah’s Entertainment. At some point during the second quarter of 2008, Harrah’s Entertainment intends to transfer or contribute to us the London Clubs’ Emerald Safari Casino. However, Harrah’s Entertainment is under no obligation to do so and we can make no guarantee that the transfer or contribution will be completed.
(2)	50% owned and managed by a subsidiary of Harrah’s Operating. Although a managed property in Pennsylvania, Harrah’s Chester is (and has been historically) included in the Atlantic City region for purposes of Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations.
(3)	Not wholly owned by Harrah’s Operating.
(4)	In addition to the properties listed below London Clubs, Alea Glasgow opened in the first quarter of 2008 and another casino is under development in the United Kingdom.
(5)	50% owned by Harrah’s Operating and its subsidiaries
(6)	Managed, not owned, by Harrah’s Operating.

Our Competition

We own or manage land-based, dockside, riverboat and Native American casino facilities in most U.S. casino entertainment jurisdictions. We also own or manage properties in Canada, the United Kingdom, Egypt and Uruguay. We compete with numerous casinos and casino hotels of varying quality and size in the market areas where our properties are located. We also compete with other non-gaming resorts and vacation areas, and with various other casino and other entertainment businesses. The casino entertainment business is characterized by competitors that vary considerably by their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity.

In most markets, we compete directly with other casino facilities operating in the immediate and surrounding market areas. In some markets, we face competition from nearby markets in addition to direct competition within our market areas.

In recent years, with fewer new markets opening for development, competition in existing markets has intensified. Many casino operators, including us, have invested in expanding existing facilities, developing new facilities, and acquiring established facilities in existing markets, such as the acquisition by Harrah’s Entertainment of the casinos owned by Rio, Showboat, Players, Harveys, Horseshoe, Caesars and Imperial Palace. This expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors has increased competition in many markets in which we compete, and this intense competition can be expected to continue.

We believe we are well-positioned to take advantage of any further legalization of casino gaming in the U.S. and abroad, the continued positive consumer acceptance of casino gaming as an entertainment activity, and increased visitation to casino facilities. However, the expansion of casino entertainment into new markets, such as the recent expansion of tribal casino opportunities in New York and California and the approval of gaming facilities in Pennsylvania and Florida, could also present competitive issues for us. At this time, the ultimate impact that these events may have on the industry and on us is uncertain.

The casino entertainment industry is also subject to political and regulatory uncertainty. See also, portions of “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations—Overall Operating Results” and “—Regional Results and Development Plans.”

Our Employees

Harrah’s Entertainment has approximately 87,000 employees through its various subsidiaries, including approximately 66,000 that are employees of Harrah’s Operating and its subsidiaries. Despite a strike in Atlantic City in 2004 that was settled, we consider our labor relations with employees to be good. Approximately 17,000 employees are covered by collective bargaining agreements with certain subsidiaries of Harrah’s Operating, relating to certain casino, hotel and restaurant employees at certain of our properties. Most of our employees covered by collective bargaining agreements are located at our properties in Las Vegas and Atlantic City. Our collective bargaining agreements with employees located at our Las Vegas properties expires in May 2012 and at our Atlantic City properties in September 2009.

Sales and Marketing

We believe that Harrah’s Entertainment’s distribution system of casino entertainment facilities provides us the ability to generate play by our customers when they travel among markets, which we refer to as cross-market play. In addition, with the Caesars acquisition, Harrah’s Entertainment has several critical multi-property markets like Las Vegas, Atlantic City and Tunica, and we have seen increased revenue from customers visiting multiple properties in the same market. We believe our customer loyalty program, Total Rewards, in conjunction with this distribution system, allows us to capture a growing share of our customers’ gaming budget and generate increasing same store gaming revenue.

Harrah’s Entertainment’s Total Rewards customers are able to earn Reward Credits and redeem those Reward Credits at most of our U.S. casino entertainment facilities. Total Rewards is structured in tiers, providing customers an incentive to consolidate their play at our casinos. Depending on their level of play with us in a calendar year, customers may be designated as either Gold, Platinum, Diamond, or Seven Stars customers. Customers who do not participate in Total Rewards are encouraged to join, and those with a Total Rewards card are encouraged to consolidate their play through targeted promotional offers and rewards.

Harrah’s Entertainment has developed a database containing information for our customers and aspects of their casino gaming play. We use this information for marketing promotions, including through direct mail campaigns and the use of electronic mail and our website.

Total Rewards (and its related databases and programs) are assets of Harrah’s Operating.

Legal Proceedings

Litigation Related to the Transactions

Delaware Lawsuits. On October 5, 2006, Henoch Kaiman and Joseph Weiss filed a purported class action complaint in the Delaware Court of Chancery, Civil Action No. 2453-N, against Harrah’s Entertainment, its board of directors and the Sponsors, challenging the proposed transaction as inadequate and unfair to Harrah’s Entertainment’s public stockholders. Two similar putative class actions were subsequently filed in the Delaware Court of Chancery: Phillips v. Loveman, et al., Civil Action No. 2456-N; and Momentum Partners v. Atwood, et al., Civil Action No. 2455-N. On October 19, 2006, the Delaware Court of Chancery consolidated the three Delaware cases under the heading In Re Harrah’s Entertainment, Inc. Shareholder Litigation.

On December 22, 2006, Delaware plaintiffs’ counsel filed an amended and consolidated class action complaint against Harrah’s Entertainment, its directors, the Sponsors, and added as defendants Apollo Management V, L.P., Hamlet Holdings and Merger Sub. The consolidated complaint alleges that Harrah’s Entertainment’s board of directors breached their fiduciary duties and that the Sponsors aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. The consolidated complaint seeks, among other relief, class certification of the lawsuit, an injunction against the proposed transaction, compensatory and/or rescissory damages to the class, and an award of attorneys’ fees and expenses to plaintiffs. On February 14, 2007, defendants began to produce documents in response to plaintiff’s initial discovery request. See “Settlement Procedures” below for update.

Initial Nevada Lawsuits. On October 3, 2006, Natalie Gordon filed a putative class action lawsuit in the state district court in Clark County, Nevada, Case No. A529183, against Harrah’s Entertainment, its board of directors and the Sponsors, challenging the proposed transaction as inadequate and unfair to Harrah’s Entertainment’s public stockholders.

Eight similar putative class actions were subsequently filed in the Clark County district court: Phillips v. Harrah’s Entertainment, Inc., et al., Case No. A529184; Murphy v. Harrah’s Entertainment, Inc., et al., Case No. A529246; Shapiro v. Alexander, et al., Case No. A529247; Barnum v. Alexander, et al., Case No. A529277; Iron Workers Tennessee Valley Pension Fund v. Harrah’s Entertainment, Inc., et al., Case No. A529449; Staehr v. Harrah’s Entertainment, Inc., et al., Case No. A529385; Berliner v. Harrah’s Entertainment, Inc., et al., Case No. A529508; and Frechter v. Harrah’s Entertainment, Inc., et al., Case No. A529680. All of the complaints name Harrah’s and its current directors as defendants. Four of the complaints also name the Sponsors as defendants. One complaint further names two former directors of Harrah’s, Joe M. Henson and William Barron Hilton, as defendants. On October 6, 2006, the Clark County district court consolidated these complaints under the heading In Re Harrah’s Shareholder Litigation and appointed liaison counsel for the consolidated action.

On October 17, 2006, a consolidated class action complaint was filed naming Harrah’s, Entertainment, its current board of directors and the Sponsors as defendants. The consolidated complaint alleges that Harrah’s Entertainment’s board of directors breached their fiduciary duties and the Sponsors aided and abetted the alleged breaches of fiduciary duty in connection with the proposed transaction. The consolidated complaint seeks, among other relief, class certification of the lawsuit, an injunction against the proposed transaction, declaratory relief, compensatory and/or rescissory damages to the class, and an award of attorneys’ fees and expenses to plaintiffs.

On October 25, 2006, Harrah’s Entertainment removed the consolidated action to the United States District Court for the District of Nevada as In Re Harrah’s Shareholder Litigation, Case 2:06-CV-01356, pursuant to the Securities Litigation Uniform Standards Act (“SLUSA”). On November 27, 2006, plaintiffs Gordon, Phillips, Murphy, Shapiro and Barnum filed a motion for remand. Also on that date, plaintiff Iron Workers Tennessee Valley Pension Fund filed a separate motion for remand. On December 5, 2006, plaintiff Frechter joined Iron Workers’ motion for remand. On January 5, 2007, the plaintiff in Iron Workers filed notice of its intention to voluntarily dismiss its action. On that same date, plaintiffs Gordon, Phillips, Murphy, Shapiro and Barnum filed a notice of withdrawal of their motion for remand. The court approved these notices on January 9, 2007. On January 23, 2007, defendants moved to dismiss the remaining actions pursuant to SLUSA. On February 5, 2007, plaintiffs Gordon, Phillips, Murphy, Shapiro and Barnum filed a First Amended Consolidated Class Action Complaint, adding a claim that the December 2006 14A filings by Harrah’s Entertainment with the SEC in connection with the merger were false and misleading. Accordingly, eight consolidated cases currently remain in the United States District Court for the District of Nevada. On February 12, 2007, the court denied the Frechter motion for remand under the SLUSA. On February 23, 2007, the defendants filed a reply brief renewing their request that the court dismiss the actions in their entirety. See “Settlement Procedures” below for update.

Subsequent Nevada Lawsuits. On November 22, 2006, two putative class action lawsuits were filed in the state district court in Clark County, Nevada against Harrah’s Entertainment and our board of directors: Eisenstein v. Harrah’s Entertainment, Inc., et al., Case No. A531963; and NECA-IBEW Pension Fund v. Harrah’s Entertainment, Inc., et al., Case No. A531965. Both complaints allege that Harrah’s Entertainment’s board of directors breached their fiduciary duties in connection with the proposed transaction. The complaints seek, among other things, declaratory and injunctive relief; neither of them seeks damages.

On January 3, 2007, plaintiffs in both actions filed a joint Motion to Designate Litigation as Complex, Consolidate Cases, and for Appointment of Lead Counsel. A hearing on plaintiffs’ motion, which had been scheduled for January 30, 2007, was vacated pursuant to a stipulation between the parties, dated January 25, 2007.

On January 26, 2007, in accordance with the parties’ January 25, 2007 stipulation, the Clark County district court ordered the consolidation of the Eisenstein and NECA-IBEW Pension Fund complaints and appointed lead and liaison counsel. See “Settlement Procedures” below for update.

Settlement Procedures. On March 8, 2007, Harrah’s Entertainment, its board of directors, and the other named defendants in the Delaware and Nevada Lawsuits above entered into a memorandum of understanding with plaintiffs’ counsel in those lawsuits. Under the terms of the memorandum, Harrah’s Entertainment, its board of directors, the other named defendants, and the plaintiffs have agreed in principle that the Initial Nevada Lawsuits and the Delaware Lawsuit will be dismissed without prejudice and, subject to court approval, the Subsequent Nevada Lawsuits would be dismissed with prejudice. The parties subsequently entered into a stipulation of settlement (“stipulation”) incorporating the terms of the memorandum of understanding.

Harrah’s Entertainment, its board of directors, and the other defendants deny all of the allegations in the lawsuits. Nevertheless, the defendants have agreed in principle to settle the purported class action litigations in order to avoid costly litigation and mitigate the risk of any delay to the closing of the Acquisition. Pursuant to the terms of the stipulation, Harrah’s Entertainment has agreed to provide certain additional information to stockholders that has been included in its definitive proxy statement dated March 8, 2007. In addition, Harrah’s Entertainment or its successor has agreed to pay the legal fees and expenses of plaintiffs’ counsel, up to a certain limit and subject to approval by the court. Any payment of legal fees and expenses will not affect the amount of consideration to be paid in the Acquisition by the Sponsors. The entry of a final judgment and the grant of a release against Harrah’s Entertainment, its board of directors and the other named defendants will not affect the rights of any stockholders who timely and validly request exclusion from the settlement class pursuant to applicable law or who seek appraisal rights in compliance with all requirements of Delaware law.

On February 4, 2008, the stipulation was submitted to a district court in Nevada, where it was approved and an order was entered for notice and a hearing in this matter. Per the court’s order, a settlement hearing is to be held April 21, 2008. Additional details of the settlement in principle will be set forth in a separate notice to be sent to stockholders prior to a court hearing to consider the settlement, including any award of attorneys’ fees.

Other Litigation

In April 2000, the Saint Regis Mohawk Tribe (the “Tribe”) granted Caesars (f/k/a Park Place Entertainment Corporation) the exclusive rights to develop a casino project in the State of New York. On April 26, 2000, certain individual members of the Tribe purported to commence a class action proceeding in a “Tribal Court” in Hogansburg, New York, against Caesars seeking to nullify Caesars’ agreement with the Tribe. On March 20, 2001, the “Tribal Court” purported to render a default judgment against Caesars in the amount of $1,787 million. Prior to our acquisition of Caesars in June 2005, it was believed that this matter was settled pending execution of final documents and mutual releases. Although fully executed settlement documents were never provided, on March 31, 2003, the United States District Court for the Northern District of New York dismissed litigation concerning the validity of the judgment, without prejudice, while retaining jurisdiction to reopen that litigation, if, within three months thereof, the settlement had not been completed and further litigation was necessary. On June 22, 2007, a lawsuit was filed in the United States District Court for the Northern District of New York against us by certain trustees of the Catskill Litigation Trust alleging the Catskill Litigation Trust had been assigned the “Tribal Court” judgment and seeks to enforce it, with interest. According to a “Tribal Court” order, accrued interest through July 9, 2007, was approximately $1,014 million. We filed a motion to dismiss the case which was denied the first week of December 2007 on procedural grounds. In the Court’s ruling, we were granted leave to renew our request for relief as a summary judgment motion, seeking the same relief (dismissal of the case), but employing a different procedural rule following limited discovery on the issues raised in the motion. Such limited discovery is now proceeding. We believe this matter to be without merit and will vigorously contest any attempt to enforce the judgment.

On March 6, 2008, Caesars Bahamas Investment Corporation (“CBIC”), an indirect subsidiary of Harrah’s Operating Company, terminated its previously announced agreement to enter into a joint venture in the Bahamas with Baha Mar Joint Venture Holdings Ltd., Baha Mar JV Holding Ltd. (collectively, “Baha Mar”). To enforce its rights, on March 13, 2008, CBIC filed a complaint against Baha Mar, and the Baha Mar Development Company Ltd. in the Supreme Court of the State of New York, seeking a declaratory judgment with respect to CBIC’s rights under the Subscription and Contribution Agreement (the “Subscription Agreement”), between CBIC and Baha Mar, dated January 12, 2007. Pursuant to the Subscription Agreement, CBIC agreed, subject to certain conditions, to subscribe for shares in Baha Mar Joint Venture Holdings Ltd., which was formed to develop and construct a casino, golf course and resort project in the Bahamas. The complaint alleges that (i) the

Subscription Agreement grants CBIC the right to terminate the agreement at any time prior to the closing of the transactions contemplated therein, if the closing does not occur on time; (ii) the closing did not occur on time and (iii) CBIC exercised its right to terminate the Subscription Agreement, and to abandon the transactions contemplated therein. The complaint seeks a declaratory judgment that the Subscription Agreement has been terminated in accordance with its terms and the transactions contemplated therein have been abandoned.

In addition, the company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our consolidated financial position or results of operations.

Trademarks and Patents

Subsidiaries of Harrah’s Entertainment own the following trademarks used in this document: Harrah’s®, Caesars®, Grand CasinoSM, Bally’s®, Flamingo®, Paris®, Caesars Palace®, Rio®, Showboat®, Bill’s®, Harveys®, Total Rewards®, Bluffs Run®, Louisiana Downs®, Reward Credits®, Horseshoe®, Seven Stars®, WINet®, The Pier Shops at CaesarsSM, and World Series of Poker®. Trademark rights are generally perpetual provided that the mark remains in use by Harrah’s Entertainment and its subsidiaries. We consider all company marks, and the associated name recognition, to be valuable to our business.

We have been issued five U.S. patents covering some of the technology associated with our Total Rewards program: U.S. Patent No. 5,613,912 issued March 25, 1997, expiring April 5, 2015 (which is the subject of a license agreement with Mikohn Gaming Corporation); U.S. Patent No. 5,761,647 issued June 2, 1998, expiring May 24, 2016; U.S. Patent No. 5,809,482 issued September 15, 1998, expiring September 15, 2015; U.S. Patent No. 6,003,013 issued December 14, 1999, expiring May 24, 2016; and U.S. Patent No. 6,183,362, issued February 6, 2001, expiring May 24, 2016. In 2001, we sued a competitor casino company in Federal Court seeking to enforce three of these patents. In June 2004, the trial court ruled against us on the competitor’s motion for summary judgment, holding that the claims of Patent Nos. 5,761,647 and 6,183,362 and portions of the claims of Patent No. 6,003,013 were invalid. The appeals court affirmed the trial court’s motion for summary judgment and we elected to not appeal this decision. We do not believe that the ruling will adversely affect our business or operations.

INDUSTRY

Introduction

Casino gambling was first legalized in the U.S. by the State of Nevada in 1931. Since then, the industry has grown to 460 commercial casinos in 11 states with over $32.4 billion of gross gaming revenue, according to the American Gaming Association. Additionally, according to the National Indian Gaming Commission, the relatively recent development of Tribal gaming establishments has created another 387 gaming operations across 28 states. According to Casino City’s North American Gaming Almanac, there are over 665,000 slots and 24,000 table games (including poker) in the U.S., including Tribal casinos.

Historically, the U.S. gaming industry was predominately located in two cities, Las Vegas, NV and Atlantic City, NJ. In 2006, the Las Vegas Boulevard (the “Las Vegas Strip” or the “Strip”) and Atlantic City generated approximately $12 billion of revenue and accounted for approximately 37% of the total commercial casino revenues in the U.S. However, as casinos have gained more recognition as a key source of entertainment, jobs, and income, and as the demand for gaming has increased, there has been an increased proliferation of gaming in other regional markets. The following chart shows total revenues in the top 10 casino markets in the U.S. for 2006:

Source: 2007 AGA Survey of Casino Entertainment

Las Vegas

Las Vegas is the largest and most prominent gaming market in the U.S. with 160 licensed casinos, 131,900 nonrestricted slot machines, 4,800 licensed tables and $10.9 billion of gaming revenue in 2007 for Clark County. Las Vegas’ 130,000 hotel rooms consistently exhibit occupancy rates in the 80%—90% range and are home to 22 of 25 of the largest hotels in the U.S. During the past 10-15 years, Las Vegas has successfully focused on attracting more than just gamblers as operators have invested in non-gaming amenities. As a result, Las Vegas has become one of the nation’s most popular convention center destinations and draws travelers attracted to the city’s fine dining, shopping, and entertainment, as well as the gaming facilities. The city drew 39.2 million visitors in 2007.

Las Vegas effectively illustrates a supply-generated market dynamic. Each new wave of mega-resort openings has expanded the Las Vegas market in terms of visitation and total revenues. Since 1970, visitor volumes have grown at a faster pace than the Las Vegas room supply. This in turn has generated room demand and led to consistently strong occupancy rates. In addition, the average length of stay and amount spent per trip has increased as Las Vegas has evolved from a one-dimensional casino town into a diversified destination-resort market.

As a result, the Las Vegas market has shown consistent growth over the long term, both in terms of visitation and expenditures, and has exhibited one of the highest hotel occupancy rates of any major market in the U.S. According to the Las Vegas Convention and Visitors Authority, the number of visitors traveling to Las Vegas increased significantly over the last 17 years, from 21.0 million visitors in 1990 to 39.2 million visitors in 2007. Over this period, Las Vegas hotel room inventory has been highly correlated with visitation. Below is a chart showing Las Vegas hotel room inventory and visitation over that period and a chart comparing Las Vegas occupancy with that of other major U.S. markets.

Source: Las Vegas Convention and Visitors Authority

Source: Las Vegas Convention and Visitors Authority and Smith Travel Research.

The development and expansion of mega-resorts along the Strip has been a primary generator of the recent visitation growth in the market. As the Strip has continued to evolve there has been a substantial shift in revenue mix, with an increased focus on non-gaming amenities. Industry analysts believe that there are three primary influences for this shift in recent years:

(1)	newer, larger and more diverse resorts

(2)	greater focus on the convention market and

(3)	new marketing campaigns targeting a broader customer base

As the total room inventory in Las Vegas has grown via the increasing presence of mega-resorts, there has been a corresponding impact in non-gaming revenues. According to Nevada State Gaming Control Board—Nevada Gaming Abstract, while gaming revenues have continued to grow in terms of absolute dollars, from $2.6 billion in 1990 to $6.8 billion in 2007 (5.9% compound annual growth rate (“CAGR”)), the percentage of total Strip casino-hotel resort revenues represented by gaming (casino) has declined substantially over the past 17 years, from 61% of total revenues in 1990, to just 42% in 2007.

Much of this shift occurred after the second stage of mega-resorts began to come on-line in the late 1990s (Bellagio, Mandalay Bay, Venetian and Paris), offering more non-gaming amenities and targeting a more affluent customer. From 1990 to 2007 the percentage of revenues derived from hotel rooms increased by 9% to 25%, while food & beverage increased 3% to 19%.

Las Vegas continues to be an intensely competitive market with continued increases in new development and expansions. In April 2005, Wynn Resorts opened the first new resort on the Strip since 1999. Along with Wynn’s opening, several other competitors have recently opened new resorts or made announcements of their planned capital expenditures in the area. In early 2008, the Las Vegas Sands opened an adjacent property to the Venetian Resort and Casino, named the Palazzo. Wynn Resorts has announced plans to complete a new property adjacent to Wynn Las Vegas, called Encore, expected to open in early 2009. In November 2004, MGM Mirage announced plans to build the CityCenter, a multi-use property on 67 acres of land on the Strip between Bellagio and Monte Carlo, scheduled to open in late 2009. Boyd Gaming announced plans to develop Echelon Place, expected to open in 2010 and replace the Stardust Casino. The Fontainebleau Resort & Hotel, expected to open in 2009, is currently being developed and is expected to include 2,607 rooms. Consistent with these trends, we are investing capital in the Las Vegas market to further bolster our leading market position. Our largest project, the renovation and expansion of Caesars Palace is expected to open in 2009. This expansion will dramatically improve our food and beverage and retail offerings as well as further solidifying our leading position on the premier corner of the Strip.

Atlantic City

Atlantic City first legalized gaming in 1976 and is now the second largest gaming market in the U.S. Home to 11 casinos and over 35,000 slots, the Atlantic City market benefits from attractive demographics with 42 million adults within a 300 mile radius. 2006 brought 34.5 million visitors, according to South Jersey Transportation Authority, and the average customer visits seven times per year. Below is a chart depicting historical Atlantic City gaming revenues.

Source: New Jersey Casino Control Commission

Over the past five years, growth in the Atlantic City market can be attributed primarily to the expansion of select properties (Tropicana, Bally’s) and the opening of the Borgata Hotel, Casino and Spa. The Borgata, a joint venture between Boyd Gaming Corporation and MGM Mirage, opened in July 2003, in Atlantic City’s Marina District. The Borgata was the first casino to open in Atlantic City since April 1990 and currently accounts for 15.3% market share based on 2007 gaming revenue.

Several recent trends have negatively impacted Atlantic City properties. In 2004, Pennsylvania passed legislation to legalize slot machines at seven horse racing tracks, five independent slot parlors and two resort slot parlors. At least four of these facilities are expected to be in the greater Philadelphia area. Currently, six facilities have opened in Pennsylvania, with one expected to open during 2008 and the balance expected to open after 2008. Movements are underway, though in varying stages of development, to legalize slot machines in Delaware, West Virginia, New York and at the New Jersey Meadowlands. Additionally, Atlantic City enacted a partial smoking ban on April 15, 2007 designating 75% of the gaming floor as smoke free. Revenues have been impacted in the periods following the enactment.

Several casino operators are continuing to invest in new Atlantic City projects aimed at improving the quality of gaming products to compete more effectively with neighboring jurisdictions which offer a more limited product offering. Planned expansions and developments for the Borgata, MGM Grand Atlantic City and Harrah’s Atlantic City as well as renovations at Trump properties should continue to fuel growth in the near future. Specifically, in October 2007, MGM announced plans to develop a resort on 60-acres of land adjacent to the Borgata. It will feature three hotel towers with over 3,000 rooms and the city’s largest casino with 5,000 slots and 200 table games. Also, Phase II of the Borgata expansion, branded The Water Club at Borgata, will include an 800-room hotel tower and 18,000 square feet of meeting space. The expansion is expected to be completed before the 2008 summer season. Pinnacle Entertainment plans to develop a new casino resort on the former site of The Sands. The property will occupy 18-acres of contiguous land along Atlantic City’s boardwalk. In addition, Revel Entertainment, in partnership with Morgan Stanley, is planning to build a new facility located north of the Showboat Casino in Atlantic City. The project is expected to be completed in 2010 and will include two hotel towers with approximately, 1,900 rooms each and 150,000 square feet of casino space.

Consistent with these trends, Harrah’s Entertainment is pursuing projects to build on its leading position in the Atlantic City market. Construction is underway on an upgrade and expansion of Harrah’s Atlantic City, which includes the Waterfront Tower with approximately 960 rooms, a casino expansion and a retail and entertainment complex. A new 620-seat buffet and substantially all of a retail promenade opened on February 16, 2007, and the Waterfront Tower opened on March 6, 2008. Other projects include the extensive room renovations at both Caesars and Bally’s, the introduction of the House of Blues along with additional room renovations at the Showboat and the completion of the Caesars Pier with its world-class retail offering.

Regional Markets

Regional markets have become increasingly popular with both casino operators and customers. Casinos are choosing to invest more capital in these regions as capital expenditure requirements are low relative to other major markets and several major markets have already been largely penetrated. Customers are traveling to these destinations more often due to both their close proximity and as an alternative form of entertainment. Additionally, an increasing number of states have been taking a more liberal approach to legalizing casinos as gaming has become a mainstream form of leisure entertainment with the potential to generate significant tax revenues. States with regional commercial gaming properties include Colorado, Illinois, Indiana, Iowa, Louisiana, Michigan, Mississippi, Missouri, Pennsylvania and South Dakota.

Many regional casinos directly compete with Tribal gaming properties. Tribal gaming began with the Indian Gaming Regulatory Act of 1988, which permitted states to authorize tribes to operate casinos on Native American reservations. Recently many tribes have built Las Vegas style casinos, with high-class accommodations and different forms of entertainment, such as concerts, as a way to entice younger people to their casinos. As a result of new properties and expansions, Tribal casinos have generated double-digit revenue growth over the past five years, including 11% growth in 2006 according to the National Indian Gaming Commission. Some of the largest tribal gaming markets include California, Connecticut, Arizona, Florida, and Oklahoma.

International Markets

International gaming growth is expected to continue. Macau is located on the Southeast coast of China to the western bank of the Pearl River Delta. In Macau, according to Macau Gaming Inspection and Coordination Bureau, there are currently 34 new casinos or major expansions planned for development. Macau gaming revenue has grown from $2.0 billion in 2000 to $10.3 billion in 2007, an annual increase of 26%. The rapid pace of new casino growth in Macau should benefit casino operators who hold concessions, as well as gaming equipment suppliers. Other major international gaming markets include Australia, New Zealand, Malaysia, Great Britain and South Africa.

Gaming Industry Dynamics

The U.S. gaming industry benefits from favorable industry dynamics and has historically enjoyed long-term growth rates in excess of GDP growth due to several factors, including, but not limited to:

Stable and resilient growth throughout the economic cycle. Historically, the gaming industry has been resistant to recessions and has shown solid growth throughout all phases of the economic cycle. U.S. commercial casino revenues have grown every year from $7.1 billion in 1988 to $32.4 billion in 2006, representing a 9% compound annual growth rate. The chart below illustrates historical U.S. gaming revenues during periods of economic growth, as well as recessions. We believe the resilience of this growth over this period is largely attributed to the increased popularity of gaming as a leisure activity, as well as to the increased proliferation of casino properties across the U.S. which has introduced new customers to our gaming product.

Source: 2007 AGA Survey of Casino Entertainment

Increasing acceptance of gaming as a mass-market leisure activity. Gaming companies have benefited from increased overall leisure spend by consumers, coupled with an increased share of this spend as gaming has become a mainstream leisure activity. According to Harrah’s Entertainment/TNS polling data, more than a quarter of the U.S. adult population visited a casino in 2006. These 56.2 million casino visitors made a total of 371 million trips in 2006, an increase of 3.4 million visitors and 49 million trips over 2005. In addition, consumer spending on commercial casinos increased in every state in 2006 with consumers spending more on commercial casinos than they did on movie tickets, amusement parks or retail bookstore sales. The chart on the below compares U.S. Commercial Casino spending to other forms of leisure.

Source: 2007 AGA Survey of Casino Entertainment, American Booksellers Association, International Association of Amusement Parks and Attractions, MPAA.

High barriers to entry. The level of regulation governing the gaming industry and the amount of capital investment necessary to develop large scale properties creates high barriers to entry. The gaming industry is subject to various U.S. regulations, which limit new entrants from participating in the industry and limit competition in each market to a handful of companies. Las Vegas is a growing market with high barriers to entry in the form of state laws that effectively limit the geographic areas in which gaming properties may be built. In addition, developable real estate is extremely scarce in prime gaming markets, such as Las Vegas and Atlantic City, which has in turn resulted in the appreciation of land values and thus further barriers to entry.

PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data has been developed by applying pro forma adjustments to the historical audited consolidated financial statements of Harrah’s Entertainment and subsidiaries. Set forth below is summary unaudited pro forma consolidated financial data of Harrah’s Operating and its consolidated subsidiaries for the fiscal years ended December 31, 2005, 2006 and 2007.

Note that we have presented pro forma financial information for both Harrah’s Entertainment, Inc., as parent guarantor and Harrah’s Operating, the issuer of the notes. While the pro forma financial information of Harrah’s Entertainment is required by the SEC, we believe that the unaudited pro forma financial information for Harrah’s Operating (which has been derived from the Harrah’s Entertainment audited historical financial statements) as the issuer of the notes provides a meaningful presentation for investors to consider given other operations and activities of Harrah’s Entertainment that are not included in the credit of Harrah’s Operating, including the separate real estate financing by other subsidiaries of Harrah’s Entertainment. The CMBS Financing described herein is not a direct obligation of Harrah’s Operating.

The summary unaudited pro forma consolidated financial data for the fiscal years ended December 31, 2005, 2006 and 2007, have been prepared to give effect to the CMBS Transactions as if they had occurred on January 1, 2005. The summary unaudited pro forma consolidated financial data for the fiscal years ended December 31, 2006 and 2007, have been prepared to give effect to the London Clubs Transfer from December 2006 (when the acquisition of London Clubs by Harrah’s Entertainment was completed) and the remaining Transactions (including the CMBS Transactions) as if they had occurred on January 1, 2007, in the case of the summary unaudited pro forma consolidated statement of operations data and other financial data, and to all of the Transactions on December 31, 2007, in the case of the summary unaudited pro forma consolidated balance sheet data. The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The summary unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Harrah’s Operating or Harrah’s Entertainment actually would have been if the CMBS Transactions, the London Clubs Transfer or the other Transactions had occurred at any given date, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The Post-Closing CMBS Transaction, which is included in the CMBS Transactions and is reflected in the summary unaudited pro forma financial data set forth below, will occur, if at all, subsequent to closing of the other Transactions and is subject to regulatory approval. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations—Financial and Other Information Related to the Post-Closing CMBS Transaction” for a presentation of our pro forma financial information and a discussion thereof were the Post-Closing CMBS Transaction not to occur.

Harrah’s Operating has not historically reported financial information on a stand-alone basis. Accordingly, the financial information presented herein for Harrah’s Operating has been prepared on an unaudited pro forma basis. The pro forma financial information has been derived from the Harrah’s Entertainment financial statements for the relevant periods, as adjusted to remove the historical financial information of all subsidiaries of and account balances at Harrah’s Entertainment that are not components of Harrah’s Operating.

The summary unaudited pro forma consolidated financial data should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Pro Forma Financial Data” and “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations” appearing elsewhere in this exhibit, as well as the pro forma financial information of Harrah’s Entertainment appearing elsewhere in this exhibit and the audited and unaudited financial statements of Harrah’s Entertainment and the related notes filed with the SEC.

	Harrah’s Operating Company, Inc.
	Pro Forma for the CMBS Transactions(1)		Pro Forma for the Transactions(2)
	Year Ended December 31,		Year Ended December 31, 2007
	2005	2006
	(dollars in millions)
Statement of Operations Data
Revenues
Casino	$4,586	$6,193	$7,042
Food and beverage	644	978	1,071
Rooms	409	719	789
Management fees	76	89	82
Other	258	406	528
Less: casino promotional allowances	(955)	(1,250)	(1,341)

Net revenues	5,018	7,135	8,171

Operating Expenses
Direct
Casino	2,387	3,145	3,748
Food and beverage	255	395	413
Rooms	70	143	145
Property general and administrative, corporate and other	1,057	1,763	1,976
Depreciation and amortization	349	492	518
Write-downs, reserves and recoveries	187	77	74
Project opening costs	16	21	24
Merger and integration costs	55	37	13
Equity in income in nonconsolidated affiliates	(1)	(4)	(5)
Amortization of intangible assets	50	70	142

Total operating expenses	4,425	6,139	7,048

Income from operations	593	996	1,123
Interest expense, net of interest capitalized	(480)	(671)	(1,847)
Losses on early extinguishments of debt	(3)	(62)	(2)
Other income, including interest income	13	14	43

Income (loss) before income taxes and minority interests	123	277	(683)
(Provision) benefit for income taxes	(74)	(100)	228
Minority interests	(9)	(11)	(9)

Income (loss) from continuing operations	$40	$166	$(464)

Other Financial Data
EBITDA(3)			$1,837
Adjusted EBITDA(3)			2,053
Cash interest expense of Subsidiary Guaranteed Debt(4)			1,190
Capital expenditures	1,049	2,250	1,073
Subsidiary Guaranteed Debt(4)			14,025
Net Subsidiary Guaranteed Debt(5)			13,160

Selected Pro Forma Ratios
Subsidiary Guaranteed Debt to Adjusted EBITDA(6)			6.8	x
Net Subsidiary Guaranteed Debt to Adjusted EBITDA(6)			6.4	x
Adjusted EBITDA to cash interest expense of Subsidiary Guaranteed Debt(6)			1.7	x

	Harrah’s Operating Company, Inc.
	Pro Forma for the CMBS Transactions(1)		Pro Forma for the Transactions(2)
	Year Ended December 31,		Year Ended December 31, 2007
	2005	2006
	(dollars in millions)
Balance Sheet Data
Cash and cash equivalents			$865
Working capital			34
Total assets			25,526
Total debt(7)			17,403
Total net debt(8)			16,538
Total stockholders’ equity			2,256

(1)	Includes pro forma adjustments for: (1) the CMBS Transactions and (2) the results of London Clubs (except its South African operations) from December 2006 (when the acquisition of London Clubs by Harrah’s Entertainment was completed). Does not reflect any adjustments for any of the other Transactions.
(2)	Includes pro forma adjustments for: (1) the CMBS Transactions, (2) the London Clubs Transfer, (3) the Acquisition and (4) the Financing.
(3)	EBITDA, a measure used by management to measure operating performance, is defined as income from continuing operations plus interest, income taxes, depreciation and amortization. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to income from continuing operations as a measure of operating performance or to cash flows from operations as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. See “Use of Non-GAAP Financial Information.” Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical results of Harrah’s Operating (in the manner provided herein) and operating results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than U.S. GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments required or permitted in calculating covenant compliance under the indenture governing the notes and/or our new senior credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this exhibit or not be presented at all. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Pro forma EBITDA and Adjusted EBITDA are calculated as follows:

Pro Forma for the Transactions
Year Ended December 31, 2007
(in millions)
Loss from continuing operations	$(464)
Interest expense, net of interest income	1,838
Provision (benefit) for income taxes	(228)
Depreciation and amortization	691

EBITDA	1,837
Project opening costs, abandoned projects and development costs(a)	27
Merger and integration costs(b)	9
Losses on early extinguishment of debt(c)	2
Minority interests, net of distributions(d)	(4)
Impairment of goodwill and intangible assets(e)	156
Non-cash expense for stock compensation benefits(f)	38
Income from insurance claims for hurricane losses(g)	(130)
Other non-recurring or non-cash items(h)	56
Pro forma adjustment for acquired, new or disposed properties(i)	3
Pro forma adjustment for yet-to-be-realized cost savings(j)	59

Adjusted EBITDA	$2,053

(a)	Represents (i) project opening costs incurred in connection with the integration of acquired properties and with expansion and renovation projects at various properties, (ii) write-off of abandoned development projects and (iii) non-recurring strategic planning and restructuring costs.
(b)	Represents costs in connection with the Acquisition, including review of certain strategic matters by the special committee established by Harrah’s Entertainment’s Board of Directors.
(c)	Represents premiums paid and the write-off of historical unamortized deferred financing costs.
(d)	Represents minority owners’ share of income from our majority-owned subsidiaries, net of cash distributions to minority owners.
(e)	Represents impairment of intangible assets related to London Clubs and Caesars Indiana.
(f)	Represents non-cash compensation expense related to stock options.
(g)	Represents non-recurring insurance recoveries related to Hurricanes Katrina and Rita.
(h)	Represents the elimination of other non-recurring and non-cash items such as litigation awards and settlements, severance and relocation costs, excess gaming taxes, gains and losses from disposal of assets, equity in non-consolidated subsidiaries (net of distributions) and one-time costs relating to new state gaming legislation.
(i)	Represents the full year estimated impact of acquired, new and disposed properties.
(j)	Represents the cost savings expected to be realized from our previously announced profitability improvement program. For the year ended December 31, 2007, $56 million of the $115 million targeted annual savings allocable to Harrah’s Operating have already been achieved, leaving $59 million to be achieved.
(4)

Subsidiary Guaranteed Debt represents the new loans under the new senior secured credit facilities borrowed on the closing date, which are secured by a pledge of all of the assets of the material, wholly owned domestic subsidiaries of Harrah’s Operating, as well as the notes and the other senior unsecured cash pay debt and senior unsecured PIK toggle debt, which are guaranteed by the material, wholly owned domestic subsidiaries of Harrah’s Operating. Subsidiary Guaranteed Debt does not include the Retained Notes, none of which are guaranteed by subsidiaries of Harrah’s Operating. The Retained Notes are obligations of Harrah’s Operating, the issuer of the notes. Also, cash interest expense includes any cash interest paid that may be capitalized.

(5)	Net Subsidiary Guaranteed Debt represents Subsidiary Guaranteed Debt net of cash and cash equivalents.
(6)	The pro forma ratio of total debt, which includes the retained notes, to Adjusted EBITDA was 8.5x, the pro forma ratio of total debt, net of cash and cash equivalents, to Adjusted EBITDA was 8.1x and the pro forma ratio of Adjusted EBITDA to cash interest expense was 1.3x.
(7)	Excludes $6,500 million of debt of the CMBS Borrowers, of which the master lease payments supporting such debt have the benefit of a guarantee from Harrah’s Entertainment.
(8)	Total net debt represents total debt net of cash and cash equivalents and excludes $6,500 million of debt of the CMBS Borrowers, of which the master lease payments supporting such debt have the benefit of a guarantee from Harrah’s Entertainment.

PRO FORMA CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of December 31, 2007 for Harrah’s Operating, on a pro forma basis after giving effect to the CMBS Spin-Off and London Clubs Transfer, on a pro forma basis after giving effect to the Acquisition and Financing and on a pro forma basis after giving effect to the Post-Closing CMBS Transaction. The information in this table should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Pro Forma Financial Data,” and “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations” of Harrah’s Operating included elsewhere in this exhibit. Our historical capitalization and the adjustments necessary to arrive at the pro forma amounts below can be found in the Unaudited Pro Forma Condensed Consolidated Balance Sheet of Harrah’s Operating Company, Inc. as of December 31, 2007.

	As of December 31, 2007
	Pro Forma for the CMBS Spin-Off and London Clubs Transfer (Unaudited)	Pro Forma for the Acquisition and Financing (Unaudited)	Pro Forma for the Post-Closing CMBS Transaction (Unaudited)
	(in millions)
Cash and cash equivalents(1)	$448	$850	$865

Debt:
New senior secured credit facilities:
Revolving credit facility(2)	$—	$—	$—
Term loan B facility(3)	—	7,250	7,250
10.75% cash pay notes	—	4,932	4,932
10.75%/11.5% toggle notes	—	1,403	1,403
Senior unsecured cash pay interim loans(4)	—	343	343
Senior unsecured PIK toggle interim loans(4)	—	97	97

Total Subsidiary Guaranteed Debt(5)	—	14,025	14,025
Existing credit facility	5,768	—	—
Existing senior notes(6)	5,327	2,652	2,652
Existing senior subordinated notes(7)	1,185	663	663
Other(8)	62	63	63

Total debt	12,342	17,403	17,403
Stockholders’ equity	3,598	3,195	2,256

Total capitalization	$15,940	$20,598	$19,659

(1)	Reflects excess proceeds from the Transactions of $402 million.
(2)	Upon the closing of the Acquisition, Harrah’s Operating entered into a six-year $2,000 million revolving credit facility, none of which was drawn at closing. There were approximately $188 million in letters of credit outstanding under this facility at closing. Harrah’s Entertainment guarantees this facility, and all of the material wholly owned domestic subsidiaries of Harrah’s Operating have pledged their assets to secure this facility.
(3)	Upon the closing of the Acquisition, Harrah’s Operating entered into a seven-year $7,250 million term loan facility, all of which was drawn at the closing of the Acquisition. Harrah’s Entertainment guarantees this facility, and all of the material wholly owned domestic subsidiaries of Harrah’s Operating have pledged their assets to secure this facility.

(4)	Of the $5,275 million of senior unsecured cash pay interim loans borrowed at the closing of the Acquisition, $4,932 million were repaid with proceeds from the cash pay notes. These loans are scheduled to mature in 2016. Of the $1,500 million of senior unsecured PIK toggle interim loans borrowed at the closing of the Acquisition, $1,403 million were repaid with proceeds from the toggle notes. These loans are scheduled to mature in 2018.
(5)	Subsidiary Guaranteed Debt represents the new term loans under the new senior secured credit facilities, which is secured by a pledge of all of the assets of the material, wholly owned domestic subsidiaries of Harrah’s Operating, as well as the other senior unsecured cash pay debt and the senior unsecured PIK toggle debt which is guaranteed by the material wholly owned domestic subsidiaries of Harrah’s Operating that pledge their assets under the new senior secured credit facilities.
(6)	Consists of the book values of the following notes: $72 million of 8% Senior Notes due 2011, $500 million of 5.375% Senior Notes due 2013, $750 million of 5.5% Senior Notes due 2010, $1,000 million of 5.625% Senior Notes due 2015, $750 million of 5.75% Senior Notes due 2017, $750 million of 6.5% Senior Notes due 2016, $136 million 7.5% Senior Notes due 2009, $425 million 7.5% Senior Notes due 2009, $300 million 7% Senior Notes due 2013, $250 million Senior Floating Rate Notes due 2008 and $375 million Floating Rate Contingent Convertible Senior Notes due 2024, all of which are obligations of Harrah’s Operating and guaranteed by Harrah’s Entertainment. Upon consummation of the Acquisition, $131 million of our 7.5% Senior Notes due 2009, $424 million of our 7.5% Senior Notes due 2009, $299 million of our 7% Senior Notes due 2013, all $250 million of our Senior Floating Rate Notes due 2008 and $375 million of our Floating Rate Contingent Convertible Senior Notes due 2024 of Harrah’s Operating were repurchased in the Tender Offer or otherwise discharged.
(7)	Consists of the book values of the following notes: $400 million of 8.875% Senior Subordinated Notes due 2008, $350 million of 8.125% Senior Subordinated Notes due 2011 and $375 million of 7.875% Senior Subordinated Notes due 2010, all of which are obligations of Harrah’s Operating and guaranteed by Harrah’s Entertainment. Upon consummation of the Acquisition, $394 million of our 8.875% Senior Subordinated Notes due 2008 were repurchased in the Tender Offer.
(8)	Consists of the book values of the following debt: $25 million of 6% Secured Debt due 2010, $30 million of unsecured Uruguay bonds due 2010 and approximately $8 million of miscellaneous other indebtedness.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been developed by applying pro forma adjustments to the historical audited consolidated financial statements and unaudited condensed consolidated financial statements of Harrah’s Entertainment and subsidiaries. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2005, 2006 and 2007 give effect to the CMBS Transactions as if they had occurred on January 1, 2005 and the London Clubs Transfer from December 2006 (when the acquisition of London Clubs by Harrah’s Entertainment was completed) and the remaining Transactions as if they had occurred on January 1, 2007. The unaudited pro forma condensed consolidated balance sheet gives effect to all of the Transactions as if they had occurred on December 31, 2007. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

Pro forma adjustments were made to reflect:

•	the Acquisition;

•	additional indebtedness incurred in connection with the Financing;

•	the utilization of proceeds to refinance existing debt in connection with the Financing;

•	transaction fees and debt issuance costs incurred as a result of the Acquisition and Financing;

•	the CMBS Spin-Off, the London Clubs Transfer and the CMBS Post-Closing Transaction;

•

changes in the carrying values of certain assets and liabilities to reflect their estimated fair values at the date of closing of the Acquisition, including values assigned to previously unrecognized intangible assets;

•	changes in depreciation and amortization expenses resulting from fair value adjustments to tangible and intangible assets;

•

changes in interest expense resulting from additional indebtedness incurred in connection with the Financing and the refinancing of existing debt, including amortization of estimated debt issuance costs; and

•	the effect to deferred income taxes of the pro forma adjustments.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our actual consolidated results of operations or the consolidated financial condition would have been had the Transactions actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in “The Transactions,” “Selected Pro Forma Financial Data,” “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Consolidated Financial Information of Harrah’s Entertainment, Inc.” appearing elsewhere in this exhibit, as well as the pro forma financial information of Harrah’s Entertainment appearing elsewhere in this exhibit and the audited and unaudited financial statements of Harrah’s Entertainment and the related notes filed with the SEC. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial information.

The Post-Closing CMBS Transaction reflected in the following unaudited pro forma condensed consolidated financial information will not occur until sometime after the closing of the other Transactions, if at all. We anticipate that the Post-Closing CMBS Transaction will occur during the second quarter of fiscal 2008.

However, because the Post-Closing CMBS Transaction will require regulatory approval, we cannot assure you that the Post-Closing CMBS Transaction will occur within the time anticipated or at all. As such, you should give careful consideration to the columns set forth in the unaudited pro forma condensed consolidated financial information below that depict our company after giving effect to the CMBS Spin-Off and not the subsequent Post-Closing CMBS Transaction, as well as the section entitled “Financial and Other Information Related to the Post-Closing CMBS Transaction” contained in “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations,” which provide important information about our company and its pro forma financial results were the Post-Closing CMBS Transaction not to occur.

The audited and unaudited financial statements from which the pro forma condensed consolidated financial information have been derived were prepared in accordance with U.S. GAAP.

The Acquisition will be accounted for as a business combination using the purchase method of accounting. The pro forma information presented, including the allocation of the purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information as of the date of this exhibit and management assumptions and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Acquisition will depend on a number of factors, including additional information available and the actual balance of our net assets on the closing date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this exhibit, we have not completed the valuation studies necessary to estimate the fair values our assets and liabilities and the related allocation of purchase price. A final determination of these fair values will reflect our consideration of a final valuation, based on relevant information including discounted cash flow analyses, quoted market prices and our own estimates. This final valuation will be based on the actual net tangible and intangible assets that exist as of the closing date of the Acquisition. Any final adjustment will change the allocation of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial information, including a change to goodwill.

Unaudited Pro Forma Condensed Consolidated

Balance Sheet of Harrah’s Operating Company, Inc.

As of December 31, 2007

	Historical Harrah’s Entertainment(1)	Other Harrah’s Entertainment Subsidiaries and Accounts(2)	Historical Harrah’s Operating(3)	CMBS Spin-off(4)	London Clubs Transfer(5)	Subtotal	Acquisition and Financing		Pro Forma for the Acquisition and Financing	Post-Closing CMBS Transaction(6)	Pro Forma for the Post- Closing CMBS Transaction
					(in millions)
ASSETS
Current assets
Cash and cash equivalents	$710	$(137)	$573	$(148)	$23	$448	$402	(7)	$850	$15	$865
Receivables, net of allowance for doubtful accounts	476	(18)	458	(102)	9	365	2	(10)	367	(55)	312
Deferred income taxes	200	(8)	192	(35)	—	157	—		157	15	172
Prepayments and other	221	(52)	169	(44)	6	131	—		131	(2)	129
Inventories	70	(2)	68	(18)	1	51	—		51	2	53

Total current assets	1,677	(217)	1,460	(347)	39	1,152	404		1,556	(25)	1,531

Land, buildings, riverboats and equipment, net of accumulated depreciation	15,572	(231)	15,341	(3,823)	161	11,679	840	(8)	12,519	(749)	11,770
Assets held for sale	5	—	5	—	—	5	—		5	—	5
Goodwill and other intangible assets	5,594	(577)	5,017	(595)	474	4,896	6,426	(8)	11,322	(77)	11,245
Deferred costs and other	511	—	511	—	—	511	464	(9)	975	—	975
Intercompany receivables	—	—	—	1,365	—	1,365	(1,365	)(10)	—	—	—

Total assets	$23,359	$(1,025)	$22,334	$(3,400)	$674	$19,608	$6,769		$26,377	$(851)	$25,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$442	$(15)	$427	$(73)	$13	$367	$—		$367	$5	$372
Accrued expenses	1,351	(166)	1,185	(194)	41	1,032	9	(10)	1,041	5	1,046
Current portion of long-term debt	11	(2)	9	(2)	—	7	72	(11)	79	—	79

Total current liabilities	1,804	(183)	1,621	(269)	54	1,406	81		1,487	10	1,497
Long-term debt	12,430	(9)	12,421	(86)	—	12,335	4,989	(11)	17,324	—	17,324
Intercompany notes	—	—	—	215	—	215	(215	)(10)	—	—	—
Liabilities held for sale	1	—	1	—	—	1	—		1	—	1
Deferred credits and other	465	(18)	447	(4)	17	460	125	(12)	585	—	585
Deferred income taxes	1,980	(59)	1,921	(427)	52	1,546	2,192	(8)	3,738	78	3,816

	16,680	(269)	16,411	(571)	123	15,963	7,172		23,135	88	23,223

Minority interests	52	—	52	(5)	—	47	—		47	—	47

Total stockholders’ equity	6,627	(756)	5,871	(2,824)	551	3,598	(403	)(13)	3,195	(939)	2,256

Total liabilities and stockholders’ equity	$23,359	$(1,025)	$22,334	$(3,400)	$674	$19,608	$6,769		$26,377	$(851)	$25,526

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

Notes to Unaudited Pro Forma Condensed Consolidated

Balance Sheet of Harrah’s Operating Company, Inc.

(in millions)

(1)	Represents the historical financial information of Harrah’s Entertainment.

(2)	Represents the removal of (i) the historical financial information of subsidiaries of Harrah’s Entertainment that have historically not been a component of Harrah’s Operating, namely, captive insurance companies and London Clubs and its subsidiaries; and (ii) account balances at Harrah’s Entertainment.

(3)	Represents the historical financial information of Harrah’s Operating.

(4)	Reflects the removal of the historical assets and liabilities of the CMBS properties, pursuant to the CMBS Spin-Off, in which certain properties and operations of Harrah’s Operating were spun-off into a separate borrowing structure and held side-by-side with Harrah’s Operating under Harrah’s Entertainment.

(5)	Reflects the inclusion of the London Clubs assets and liabilities, pursuant to the London Clubs Transfer, in which London Clubs and its subsidiaries, with the exception of the subsidiaries related to the South African operations, became subsidiaries of Harrah’s Operating.

(6)	Reflects the exchange of certain operating assets and liabilities between Harrah’s Operating and the CMBS properties subsequent to the closing of the Acquisition and the CMBS Spin-Off. The exchange is subject to regulatory approval.

(7)	Reflects estimated excess proceeds of the sources over the uses of cash in the Transactions, of which $402 was expected to be retained by Harrah’s Operating and $125 by the CMBS Borrowers.

(8)	Reflects purchase accounting based on preliminary allocation of the purchase price of the acquisition of Harrah’s Entertainment of $17,774, including estimated transaction costs of $533, to our identifiable assets and liabilities acquired, and an allocation of goodwill resulting from the acquisition to Harrah’s Operating. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of our tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date of the Transactions. The identifiable intangible assets and estimated values have been based on preliminary valuations. The purchase price allocation and identified intangible assets may change upon our receipt of more detailed information after the closing of the Transactions, and such changes may be significant. The adjustments made as a result of purchase accounting are summarized as follows:

Adjustments to historical net assets:
Write-off of debt issuance costs	$(19)
Write-off of goodwill	(3,399)

Adjustments to record assets and liabilities at fair value:
Land, buildings, riverboats and equipment	840
Intangible assets(a)	3,995
Long-term debt	(1,322)

Adjustment to deferred tax liability	2,192

Harrah’s Entertainment goodwill allocated to Harrah’s Operating(b)	5,830

(a)	Reflects management’s preliminary estimate of fair value allocable to identifiable intangible assets with indefinite lives in the amount of $2,984 and amortizable intangible assets in the amount of $1,011.
(b)	Goodwill has been allocated to Harrah’s Operating in relation to that of the other Harrah’s Entertainment businesses.

(9)	Represents (i) capitalized debt issuance costs incurred in connection with the Transactions, estimated to be $378, less the write off of debt issuance costs of $19 attributable to the refinancing of existing debt; and (ii) the amount estimated to fund our deferred compensation plan assets as a result of our Acquisition of $105.

(10)	Reflects the elimination of intercompany balances which were settled as a result of the Transactions.

(11)	Reflects (i) the additional indebtedness issued in connection with the Transactions, consisting of the senior unsecured cash pay debt and the senior unsecured PIK toggle debt (including the notes) in the aggregate principal amount of approximately $6,775 and our new senior secured term loan of approximately $7,250 (including the current portion of $72); (ii) the repayment of existing indebtedness of $7,642; and (iii) adjustments of $1,322, primarily as a result of purchase price accounting to reflect the fair value of retained indebtedness.

(12)	Reflects estimated fair value of forward interest rate swap agreements.

(13)	Represents the (i) write-off of certain historical balances; (ii) distribution of net cash from the proceeds of the notes, the other senior unsecured cash pay debt and the senior unsecured PIK toggle debt and the senior secured credit facilities; (iii) adjustments from the purchase accounting; (iv) elimination of intercompany balances; and (v) allocation of goodwill from Harrah’s Entertainment.

Unaudited Pro Forma Condensed Consolidated

Statement of Operations of Harrah’s Operating Company, Inc.

For the Year Ended December 31, 2007

	Historical Harrah’s Entertainment(1)	Other Harrah’s Entertainment Subsidiaries and Accounts(2)	Historical Harrah’s Operating(3)	CMBS Spin-Off(4)	London Clubs Transfer(5)	Subtotal	Acquisition and Financing		Pro Forma for the Acquisition and Financing	Post-Closing CMBS Transaction(6)	Pro Forma for the Post-Closing CMBS Transaction
	(in millions)
Revenues:
Casino	$8,831	$(263)	$8,568	$(2,007)	$222	$6,783	$—		$6,783	$259	$7,042
Food and beverage	1,699	(36)	1,663	(587)	30	1,106	—		1,106	(35)	1,071
Rooms	1,354	(3)	1,351	(473)	—	878	—		878	(89)	789
Management fees	82	(1)	81	—	1	82	—		82	—	82
Other	696	(10)	686	(204)	4	486	83	(7)	569	(41)	528
Less: casino promotional allowances	(1,836)	14	(1,822)	587	(13)	(1,248)	—		(1,248)	(93)	(1,341)

Net revenues	10,826	(299)	10,527	(2,684)	244	8,087	83		8,170	1	8,171

Operating expenses:
Direct
Casino	4,595	(218)	4,377	(916)	186	3,647	—		3,647	101	3,748
Food and beverage	717	(14)	703	(264)	11	450	—		450	(37)	413
Rooms	266	(1)	265	(92)	—	173	—		173	(28)	145
Property general and administrative, corporate and other	2,560	(62)	2,498	(675)	61	1,884	70	(7)(8)	1,954	22	1,976
Depreciation and amortization	817	(14)	803	(228)	14	589	(83	)(8)	506	12	518
Write-downs, reserves and recoveries	110	(109)	1	(29)	96	68	—		68	6	74
Project opening costs	26	(16)	10	(2)	16	24	—		24	—	24
Merger and integration costs	13	—	13	—	—	13	—		13	—	13
Equity in income on interests in nonconsolidated affiliates	(4)	(1)	(5)	—	—	(5)	—		(5)	—	(5)
Amortization of intangible assets	74	(2)	72	(1)	—	71	84	(8)	155	(13)	142

Total operating expenses	9,174	(437)	8,737	(2,207)	384	6,914	71		6,985	63	7,048

Income from operations	1,652	138	1,790	(477)	(140)	1,173	12		1,185	(62)	1,123
Interest expense, net of interest capitalized	(801)	16	(785)	7	(3)	(781)	(1,065	)(9)	(1,846)	(1)	(1,847)
Losses on early extinguishments of debt	(2)	2	—	—	(2)	(2)	—		(2)	—	(2)
Other income, including interest income	43	(12)	31	42	12	85	(42	)(10)	43	—	43

Income (loss) before income taxes and minority interests	892	144	1,036	(428)	(133)	475	(1,095)		(620)	(63)	(683)
(Provision) benefit for income taxes	(350)	(45)	(395)	149	31	(215)	422	(11)	207	21	228
Minority interests	(15)	(4)	(19)	6	4	(9)	—		(9)	—	(9)

Income (loss) from continuing operations	$527	$95	$622	$(273)	$(98)	$251	$(673)		$(422)	$(42)	$(464)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

Unaudited Pro Forma Condensed Consolidated

Statement of Operations of Harrah’s Operating Company, Inc.

For the Year Ended December 31, 2006

	Historical Harrah’s Entertainment(1)	Other Harrah’s Entertainment Subsidiaries and Accounts(2)	Historical Harrah’s Operating(3)	CMBS Spin-Off(4)	London Clubs Transfer(5)	Subtotal	Post-Closing CMBS Transaction(6)	Pro Forma for the Post-Closing CMBS Transaction
	(in millions)
Revenues:
Casino	$7,869	$(13)	$7,856	$(2,009)	$11	$5,858	$335	$6,193
Food and beverage	1,578	(2)	1,576	(587)	1	990	(12)	978
Rooms	1,240	—	1,240	(449)	—	791	(72)	719
Management fees	89	—	89	—	—	89	—	89
Other	611	(4)	607	(183)	1	425	(19)	406
Less: casino promotional allowances	(1,713)	1	(1,712)	580	(1)	(1,133)	(117)	(1,250)

Net revenues	9,674	(18)	9,656	(2,648)	12	7,020	115	7,135

Operating expenses:
Direct
Casino	3,902	(11)	3,891	(873)	9	3,027	118	3,145
Food and beverage	698	(1)	697	(269)	1	429	(34)	395
Rooms	257	—	257	(87)	—	170	(27)	143
Property general and administrative, corporate and other	2,384	1	2,385	(685)	2	1,702	61	1,763
Depreciation and amortization	668	(1)	667	(198)	1	470	22	492
Write-downs, reserves and recoveries	83	—	83	(10)	—	73	4	77
Project opening costs	21	—	21	—	—	21	—	21
Merger and integration costs	37	—	37	—	—	37	—	37
Equity in income of nonconsolidated affiliates	(4)	1	(3)	—	(1)	(4)	—	(4)
Amortization of intangible assets	71	—	71	(2)	—	69	1	70

Total operating expenses	8,117	(11)	8,106	(2,124)	12	5,994	145	6,139

Income from operations	1,557	(7)	1,550	(524)	—	1,026	(30)	996
Interest expense, net of interest capitalized	(671)	—	(671)	6	—	(665)	(6)	(671)
Losses on early extinguishments of debt	(62)	—	(62)	—	—	(62)	—	(62)
Other income, including interest income	11	—	11	41	—	52	(38)	14

Income before income taxes and minority interests	835	(7)	828	(477)	—	351	(74)	277
Provision for income taxes	(296)	2	(294)	169	—	(125)	25	(100)
Minority interests	(15)	(2)	(17)	6	—	(11)	—	(11)

Income from continuing operations	$524	$(7)	$517	$(302)	$—	$215	$(49)	$166

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

Unaudited Pro Forma Condensed Consolidated

Statement of Operations of Harrah’s Operating Company, Inc.

For the Year Ended December 31, 2005

	Historical Harrah’s Entertainment(1)	Other Harrah’s Entertainment Subsidiaries and Accounts(2)	Historical Harrah’s Operating(3)	CMBS Spin-Off(4)	Subtotal	Post-Closing CMBS Transaction(6)	Pro Forma for the Post-Closing CMBS Transaction
	(in millions)
Revenues:
Casino	$5,966	$—	$5,966	$(1,821)	$4,145	$441	$4,586
Food and beverage	1,087	—	1,087	(483)	604	40	644
Rooms	786	—	786	(367)	419	(10)	409
Management fees	76	—	76	—	76	—	76
Other	425	(2)	423	(151)	272	(14)	258
Less: casino promotional allowances	(1,330)	—	(1,330)	512	(818)	(137)	(955)

Net revenues	7,010	(2)	7,008	(2,310)	4,698	320	5,018

Operating expenses:
Direct
Casino	2,985	—	2,985	(754)	2,231	156	2,387
Food and beverage	482	—	482	(221)	261	(6)	255
Rooms	151	—	151	(69)	82	(12)	70
Property general and administrative, corporate and other	1,562	4	1,566	(576)	990	67	1,057
Depreciation and amortization	486	—	486	(174)	312	37	349
Write-downs, reserves and recoveries	195	—	195	(14)	181	6	187
Project opening costs	16	—	16	(6)	10	6	16
Merger and integration costs	55	—	55	—	55	—	55
Equity in income of nonconsolidated affiliates	(1)	—	(1)	—	(1)	—	(1)
Amortization of intangible assets	50	—	50	(1)	49	1	50

Total operating expenses	5,981	4	5,985	(1,815)	4,170	255	4,425

Income from operations	1,029	(6)	1,023	(495)	528	65	593
Interest expense, net of interest capitalized	(480)	—	(480)	7	(473)	(7)	(480)
Losses on early extinguishments of debt	(3)	—	(3)	—	(3)	—	(3)
Other income, including interest income	8	—	8	43	51	(38)	13

Income before income taxes and minority interests	554	(6)	548	(445)	103	20	123
Provision for income taxes	(226)	2	(224)	158	(66)	(8)	(74)
Minority interests	(12)	—	(12)	3	(9)	—	(9)

Income (loss) from continuing operations	$316	$(4)	$312	$(284)	$28	$12	$40

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated

Statement of Operations of Harrah’s Operating Company, Inc.

(in millions)

(1)	Represents the historical financial information of Harrah’s Entertainment.

(2)	Represents the historical financial information of (i) all subsidiaries of Harrah’s Entertainment that have historically not been a component of Harrah’s Operating, namely, captive insurance companies and London Clubs and its subsidiaries; and (ii) accounts at Harrah’s Entertainment.

(3)	Represents the historical financial information of Harrah’s Operating.

(4)	Reflects the removal of the historical operating results of the CMBS Borrowers, pursuant to the CMBS Spin-Off in which certain properties and operations of Harrah’s Operating were spun-off into a separate borrowing structure and held side-by-side with Harrah’s Operating under Harrah’s Entertainment. The historical operating expenses of Harrah’s Operating include unallocated costs attributable to services that have been performed by Harrah’s Operating on behalf the CMBS Borrowers. These costs are primarily related to corporate functions such as accounting, tax, treasury, payroll and benefits administration, risk management, legal, and information management and technology. The pro forma Property, general and administrative, corporate and other expense reflects the allocation to the CMBS Spin-Off for such corporate services included in our operating expenses of $39, $72 and $73 for the years ended December 31, 2007, 2006 and 2005, respectively. Following the consummation of the Transactions, many of these services will continue to be provided by Harrah’s Operating pursuant to a shared services agreement with the CMBS Borrowers.

(5)	Reflects the inclusion of the London Clubs operating results for the periods from December 2006 (when the acquisition of London Clubs by Harrah’s Entertainment was completed) through December 31, 2007, pursuant to the London Clubs Transfer, in which London Clubs and its subsidiaries, with the exception of the subsidiaries related to the South African operations, became subsidiaries of Harrah’s Operating.

(6)	Reflects the net effects of the exchange of certain properties and operations between Harrah’s Operating and the CMBS Borrowers subsequent to the closing of the Acquisition and the CMBS Spin-Off, pursuant to the Post-Closing CMBS Transaction.

(7)	Represents the estimated revenue on the Shared Services Agreement with the CMBS Borrowers, which was entered into as a result of the Transactions, and related costs.

(8)	Reflects the adjustment to depreciation and amortization resulting from estimated fair value adjustments and estimated useful lives assigned to buildings, riverboats and equipment and amortizable intangible assets as a result of the Transactions.

(9)	Reflects adjustments to pro forma interest expense, as follows:

		Year Ended December 31, 2007
Reversal of historical interest expense	(i)	$431
Reversal of amortization of debt issuance costs	(ii)	7
Interest expense on new indebtedness	(iii)	(1,190)
Amortization expense of debt issuance costs on the new indebtedness		(50)
Amortization expense from fair value adjustment	(iv)	(212)
Interest rate swaps	(v)	(51)

		$(1,065)

(i)	Reversal of the historical interest expense related to existing indebtedness which was repaid as a result of the Transactions;
(ii)	Reversal of the historical amortization of debt issuance costs related to existing indebtedness which was repaid as a result of the Transactions;
(iii)	Increase in interest expense related to the additional indebtedness, consisting of the notes, the other senior unsecured cash pay debt and senior unsecured PIK toggle debt and borrowings under our new senior credit facility, in the aggregate principal amount of $14,025;
(iv)	Effects on interest expense from the purchase accounting on the outstanding indebtedness; and

(v)	Represents estimated interest expense on forward interest rate swap agreements, which were entered in connection with the Transactions.

The interest rates used for pro forma purposes are based on assumptions of the rates to be effective upon closing of the Transactions. The weighted average interest rate of the new indebtedness for pro forma purposes is 8.4%.

A 0.125% change in the interest rates on our new indebtedness, consisting of the notes, the other senior unsecured cash pay debt, the senior unsecured PIK toggle debt and borrowings under our new senior credit facility, would change pro forma interest expense by (i) $18 for the year ended December 31, 2007.

(10)	Reflects the elimination of interest income, net on intercompany transactions which was settled as a result of the Transactions.

(11)	Reflects the income tax effect on the pro forma adjustments using an estimated combined statutory income tax rate of 38.5% for 2007. This rate is not necessarily indicative of our future effective tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The financial information of Harrah’s Operating presented herein is on a pro forma basis and derived from the audited historical statements of Harrah’s Entertainment. It has not been audited.

The following discussion and analysis of our results of operations and financial condition covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Transactions will have on us, including significantly increased leverage and liquidity requirements. You should read the following discussion of our results of operations and financial condition with the “Unaudited Pro Forma Condensed Consolidated Financial Information,” and “Selected Pro Forma Financial Data,” appearing elsewhere in this exhibit as well as the “Unaudited Pro Forma Condensed Consolidated Financial Information” of Harrah’s Entertainment appearing elsewhere in this exhibit and the audited consolidated financial statements and the unaudited condensed consolidated financial statements of Harrah’s Entertainment filed with the SEC. This discussion contains forward looking statements and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward looking statements.

Except as otherwise specified, the results of operations and other financial information included in this section are adjusted to reflect the pro forma effect of the CMBS Transactions as if they had occurred on January 1, 2005. Pro forma adjustments relate primarily to the removal of the historical results of the CMBS Borrowers after giving effect to the Post-Closing CMBS Transaction and other direct subsidiaries of Harrah’s Entertainment and do not include acquisition and financing adjustments and allocations of certain unallocated corporate costs that may be allocated to each group in the future. We believe that this is the most meaningful and practical way to comment on our results of operations.

Except as set forth below under “—Financial and Other Information Related to the Post-Closing CMBS Transaction,” the discussion included in this section does not address what our pro forma results of operations and other financial information would be were the Post-Closing CMBS Transaction not to occur. The Post-Closing CMBS Transaction will occur subsequent to the closing of the other Transactions and is subject to regulatory approval. As such, you should give careful consideration to “—Financial and Other Information Related to the Post-Closing CMBS Transaction,” which provides important information about our company and its pro forma financial results were the Post-Closing CMBS Transaction not to occur.

Certain of our properties were sold during the periods presented, and their operating results prior to their sales were included in discontinued operations, if appropriate. The discussion that follows relates to our continuing operations.

Overview

As a direct, wholly owned subsidiary of Harrah’s Entertainment, we owned or managed 43 of the 50 Harrah’s Entertainment casinos as of December 31, 2007. In connection with the financing of the Acquisition described under “The Transactions,” six of the remaining seven casinos of Harrah’s Entertainment and certain other assets were spun or transferred out of our company, and all seven remaining casinos are held by Harrah’s Entertainment through subsidiaries that are side-by-side with us. See “The Transactions—CMBS Transactions” and “—London Clubs Transfer.” As such, these casinos and related assets are part of our post-Transactions assets or operations. Notwithstanding these spin-offs and transfers, management of Harrah’s Entertainment continues to manage all of our properties and those held by our sister subsidiaries as one company, but Harrah’s Operating is not entitled to receive any direct contribution or proceeds from our sister subsidiaries’ operations.

Harrah’s Entertainment is the world’s largest and most geographically diversified gaming company with the #1 or #2 market share, based on revenue, in almost every major gaming market in the U.S., including Las Vegas and Atlantic City, the largest gaming markets in the U.S. As of December 31, 2007, we owned or managed 43 of the 50 Harrah’s Entertainment casinos across 12 U.S. states and six countries under the Harrah’s®, Caesars®, and Horseshoe® brand names, among others. Our facilities have an aggregate of over 2.4 million square feet of gaming space and approximately 23,000 hotel rooms, making us one of the largest hotel owners in the United States. Harrah’s Entertainment operates the industry’s largest and most widely recognized customer recognition and loyalty program, called Total Rewards, which has over 40 million members worldwide. In addition, we own and operate the World Series of Poker, which we believe is the world’s most highly recognized poker brand.

The Acquisition

On December 19, 2006, Harrah’s Entertainment entered into a definitive merger agreement with Hamlet Holdings and Merger Sub. Hamlet Holdings and Merger Sub were formed and are controlled by affiliates of the Sponsors. Pursuant to the merger agreement, on January 28, 2008, Merger Sub merged with and into Harrah’s Entertainment, and each share of Harrah’s Entertainment common stock issued and outstanding immediately prior to the effective time of the merger, was converted into the right to receive $90.00 in cash, which, when taken together with the net settlement of outstanding options, stock appreciation rights, restricted stock and restricted stock units, represents merger consideration of $17,241 million in the aggregate. We refer to the merger and payment of merger consideration as the “Acquisition.”

Upon completion of the Acquisition, Hamlet Holdings, funds affiliated with and controlled by the Sponsors, certain co-investors and certain members of management became the owners of all of the outstanding equity interests of Harrah’s Entertainment. Hamlet Holdings, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, holds all of the voting common stock of Harrah’s Entertainment. The voting common stock does not have any economic rights. Funds affiliated with and controlled by the Sponsors, their co-investors and members of management each hold non-voting common stock and non-voting preferred stock. For more information regarding the equity ownership of Harrah’s Entertainment upon the closing of the Acquisition, see “Corporate Structure.”

Overall Operating Results

Certain of our properties were sold during the periods presented, and their operating results prior to their sales were included in discontinued operations, if appropriate. The discussion that follows relates to our continuing operations.

This discussion does not address what our pro forma results of operations and other financial information would be were the Post-Closing CMBS Transaction not to occur. The Post-Closing CMBS Transaction is expected to occur subsequent to the closing of the other Transactions and is subject to regulatory approval. See “—Financial and Other Information Related to the Post-Closing CMBS Transaction” for important information about our company and its pro forma financial results were the Post-Closing CMBS Transaction not to occur.

Throughout the discussion of our operating results, we use the measure Property EBITDA. Property EBITDA consists of income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, merger and integration costs, income (losses) on interest in non-consolidated affiliates and amortization of intangible assets. Property EBITDA is commonly used in the gaming industry and is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. Property EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income or income from continuing operations as a measure of operating performance or to cash flows from operations as a measure of liquidity. Our presentation of Property EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. See “Use of Non-GAAP Financial

Information.” Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting our business than U.S. GAAP results alone. Because not all companies use identical calculations, these presentations of Property EBITDA may not be comparable to other similarly title measures of other companies. For a reconciliation of the Property EBITDA measures provided in this exhibit to income from operations, see “—Property EBITDA Reconciliation.”

	Pro Forma
	December 31,			Percentage Increase / (Decrease)
	2007	2006	2005	07 vs. 06		06 vs. 05
	(dollars in millions)
Casino revenues	$7,042	$6,193	$4,586	13.7%		35.0%
Net revenues	8,171	7,135	5,018	14.5%		42.2%
Income from operations	1,123	996	593	12.8%		68.0%
Property EBITDA(1)	1,975	1,778	1,274	11.1%		39.6%
Property EBITDA margin(1)	24.2%	24.9%	25.4%	(0.7	)pt	(0.5	)pt

N/M = Not meaningful

(1)	For a reconciliation of Property EBITDA to income from operations and total Property EBITDA to Adjusted EBITDA, see “—Property EBITDA Reconciliation.”

The increase in 2007 revenues was driven by strong results from our properties in Las Vegas, the opening of slot play at Harrah’s Chester in January 2007, contributions from properties included in our acquisition of London Clubs International Limited in late 2006 and a full year’s results from Harrah’s New Orleans and Grand Casino Biloxi, which were closed for a portion of 2006 due to hurricane damage in 2005. Income from operations was impacted by insurance proceeds, impairment charges related to certain intangible assets and the effect on the Atlantic City market of slot operations at facilities in Pennsylvania and New York and the implementation of new smoking regulations in New Jersey, all of which are discussed in the following regional discussions.

Increases in 2006 were the result of a full year’s results from properties acquired in the Caesars acquisition compared to 6 1/2 months in 2005 and from results from Imperial Palace, which was acquired in December 2005. 2006 results were also impacted by higher development costs, expensing of stock—based compensation in compliance with SFAS No. 123(R), “Share—Based Payment,” and charges for impairment of certain assets.

2005 included results from properties acquired in the Caesars acquisition subsequent to June 13, 2005. Caesars properties contributed $2.1 billion in revenues and $321 million in income from operations in the approximate six months that we owned them in 2005.

Regional Results and Development Plans

Our executive decision makers review operating results, assess performance and make decisions related to the allocation of resources on a property-by-property basis. We therefore consider each property to be an operating segment and consider it appropriate to aggregate and present our operations as one reportable segment. In order to provide detail in a more understandable manner than would be possible on a consolidated basis, our properties have been grouped as follows to facilitate discussion of our operating results:

Las Vegas	Atlantic City/Pennsylvania	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Showboat Atlantic City	Harrah’s Louisiana Downs	Harrah’s North Kansas City
Imperial Palace& Saloon	Caesars Atlantic City	Horseshoe Bossier City	Harrah’s Council Bluffs
Bill’s Gamblin’ Hall	Harrah’s Chester(1)	Grand Casino Biloxi	Horseshoe Council
		Grand Casino Tunica	Bluffs / Bluffs Run
Horseshoe Tunica
Sheraton Casino & Hotel Tunica
Illinois/Indiana	Other Nevada	Managed/International/Other
Caesars Indiana	Harrah’s Reno	Harrah’s Ak-Chin	London Clubs(3)
Harrah’s Joliet(1)	Harrah’s Lake Tahoe	Harrah’s Cherokee	Conrad Punta del Este
Harrah’s Metropolis	Harveys Lake Tahoe	Harrah’s Rincon
Horseshoe Hammond	Bill’s Lake Tahoe	Casino Windsor(2)

(1)	We manage, but do not wholly own, this property.
(2)	We have a 50 percent interest in Windsor Casino Limited, which manages this property. The province of Ontario owns the complex.
(3)	Includes nine casino clubs in the United Kingdom and two in Egypt. An additional casino opened in the United Kingdom in the first quarter of 2008.

The properties listed above do not include those properties that will be owned by the CMBS Borrowers after the CMBS Transactions, namely: Harrah’s Las Vegas, Rio, Paris Las Vegas and Flamingo Las Vegas in Las Vegas, Nevada, Harrah’s Atlantic City in Atlantic City, New Jersey and Harrah’s Laughlin in Laughlin, Nevada. The properties listed above also do not include the Emerald Safari Casino, located in South Africa, which was retained by Harrah’s Entertainment at the close of the Transactions. During the second quarter of 2008, Harrah’s Entertainment intends to transfer or contribute to us the London Clubs’ Emerald Safari Casino. However, Harrah’s Entertainment is under no obligation to do so and we can make no guarantee that the transfer or contribution will be completed. Except as otherwise indicated, the results of operations for each property grouping are adjusted to reflect the pro forma effect of the CMBS Transactions as if they had occurred on January 1, 2005. Pro forma adjustments relate primarily to the removal of the historical results of the CMBS Borrowers and other direct subsidiaries of Harrah’s Entertainment and do not include acquisition and financing adjustments and allocations of certain unallocated corporate costs that may be allocated to each group in the future.

Included in income from operations for each grouping are project opening costs and write-downs, reserves and recoveries. Project opening costs include costs incurred in connection with the integration of acquired properties into our systems and technology and costs incurred in connection with expansion and renovation projects at various properties.

Write-downs, reserves and recoveries include various pretax charges to record asset impairments, contingent liability reserves, project write-offs, demolition costs and recoveries of previously recorded reserves and other non-routine transactions, including insurance proceeds in excess of the net book value of the impacted assets and costs and expenses that are expected to be reimbursed under our business interruption claims. The components of Write-downs, reserves and recoveries were as follows:

	Pro Forma December 31,
	2007	2006	2005
	(in millions)
Impairment of goodwill and other intangible assets	$157	$21	$139
Corporate efficiencies project	21	5	—
Write-off of abandoned assets	10	—	—
Litigation awards and settlements	8	32	3
Demolition costs	6	7	3
Other	2	2	7
Insurance proceeds in excess of deferred costs	(130)	(10)	—
Impairment of investment securities	—	20	—
Hurricane expense	—	—	25
Contribution to the Harrah’s Foundation	—	—	10

	$74	$77	$187

A discussion of the charges for impairment of goodwill and other intangible assets is included in the discussion of our “Significant Accounting Policies and Estimates—Goodwill and Other Intangible Assets” found below.

Litigation awards and settlements for 2006 represents an accrual for damages awarded.

Impairment to investment securities resulted from an assessment of certain bonds classified as held-to-maturity and the determination that they were highly uncollectible.

On February 13, 2008, Harrah’s Entertainment and certain of our subsidiaries finalized a settlement agreement with insurance carriers related to claims associated with damages incurred from Hurricane Katrina in Mississippi. Pursuant to the settlement agreement, the insurance carriers agreed to pay approximately $950 million to settle all outstanding claims associated with damages incurred from the hurricane, including all property damage and business interruption claims. Of the total settlement amount, Harrah’s Entertainment and certain of our subsidiaries have already received payments totaling approximately $612 million as of February 1, 2008. We received the remaining $338 million during the first quarter of 2008. See “—Hurricane Damaged Properties.”

The Harrah’s Foundation is a 501(c)(3) non-profit corporation that provides charitable contributions to qualifying organizations in the communities where employees of Harrah’s Entertainment and its subsidiaries work. The Harrah’s Foundation was formed in order to centralize certain of the various charitable contributions made by Harrah’s Entertainment and its subsidiaries. The Harrah’s Foundation is governed by a Board of Trustees that is comprised of officers of Harrah’s Entertainment and its subsidiaries. Larger discretionary donations to the Harrah’s Foundation, which are approved by our Board of Directors, have historically been based on the financial performance of Harrah’s Entertainment.

Las Vegas Results

	Pro Forma
	December 31,			Percentage Increase / (Decrease)
	2007	2006	2005	07 vs. 06		06 vs. 05
	(dollars in millions)
Casino revenues	$904	$700	$276	29.1%		N/M
Net revenues	1,627	1,381	561	17.8%		N/M
Income from operations	415	342	96	21.3%		N/M
Property EBITDA(1)	534	433	145	23.3%		N/M
Property EBITDA margin(1)	32.8%	31.4%	25.8%	1.4	pts	5.6	pts

N/M = Not meaningful

(1)	For a reconciliation of Property EBITDA to income from operations, see “—Property EBITDA Reconciliation.”

Increases in revenues and income from operations in 2007 were generated by the increased visitor volume, cross-market play (defined as gaming by customers at Harrah’s Entertainment properties other than their “home” casino) and the acquisition of Bill’s Gamblin’ Hall & Saloon, which contributed $49 million to revenues and $13 million to Property EBITDA in 2007.

On February 27, 2007, we exchanged certain real estate that it owned on Las Vegas Boulevard (the “Las Vegas Strip”) for property formerly known as the Barbary Coast, which is located between Bally’s Las Vegas and Flamingo Las Vegas. We began operating the acquired property on March 1, 2007, as Bill’s Gamblin’ Hall & Saloon.

In July 2007, we announced plans for an expansion and renovation of Caesars Palace Las Vegas, which is expected to cost approximately $1.3 billion and will include a 650-room hotel tower, including 75 luxury suites, additional meeting space, a remodeled and expanded pool area, and other renovations and improvements to the property. As of December 31, 2007, $81 million had been spent on this project. This expansion is expected to be completed in 2009. In August 2007, Harrah’s Entertainment and AEG, a leading sports and entertainment developer and operator, announced plans to enter into a 50/50 joint venture to develop a 20,000-seat arena, which is expected to commence operations in 2010. This development is subject to completion of definitive documents and other customary conditions.

The increases in 2006 revenues and income from operations were partially influenced by including results from the Caesars properties for the full year in 2006 versus approximately six and one half months in 2005 and the results from Imperial Palace, which was acquired in December 2005. Increased visitation and cross-market and cross-property play also contributed to the strong performance. The Caesars properties contributed $1,201 million in revenues and $294 million in income from operations in 2006 versus $544 million in revenues and $98 million in income from operations for the six and one half months of 2005.

Construction was completed in August 2005 on a 949-room, 26-story hotel tower and convention center at Caesars Palace. This project also included a fourth swimming pool, the upgrade and expansion of existing hotel registration areas, a VIP lounge, wedding chapels, new retail space and new dining and restaurant facilities.

Atlantic City Results

	Pro Forma
	December 31,			Percentage Increase / (Decrease)
	2007	2006	2005	07 vs. 06		06 vs. 05
	(dollars in millions)
Casino revenues	$1,917	$1,644	$1,069	16.6%		53.8%
Net revenues	1,872	1,597	1,036	17.2%		54.2%
Income from operations	263	308	232	(14.6)%		32.8%
Property EBITDA(1)	455	461	331	(1.3)%		39.3%
Property EBITDA margin(1)	24.3%	28.9%	31.9%	(4.6	)pts	(3.0	)pts

N/M = Not meaningful

(1)	For a reconciliation of Property EBITDA to income from operations, see “—Property EBITDA Reconciliation.”

Atlantic City regional revenues were higher in 2007, due to the inclusion of Harrah’s Chester, a 5/8-mile harness racetrack and slots facility located approximately six miles south of Philadelphia International Airport. We own a 50 percent interest in Chester Downs & Marina, LLC (“CD&M”), an entity that owns Harrah’s Chester. Harrah’s Chester was developed for $429 million and commenced casino operations on January 22, 2007. We provided financing for the project and manage the property’s operations. We consolidate the results of CD&M in our financial statements.

In 2007, the Atlantic City market was adversely affected by new local competition, including the opening of slot operations at two racing facilities in eastern Pennsylvania and one in Yonkers, New York, as well as the implementation of new smoking regulations in New Jersey. Additionally, promotional and marketing costs aimed at attracting and retaining customers and a shift of revenues from Atlantic City to Pennsylvania, where taxes are higher, resulted in higher operating expenses as compared to 2006.

Our results in 2006 were positively impacted by the full-year inclusion of results from our Bally’s Atlantic City and Caesars Atlantic City properties, both of which were acquired in the Caesars acquisition. Offsetting this positive impact, 2006 revenues and income from operations were negatively impacted by a three-day government-imposed casino shutdown during the year, as well as increased competitive activity. During this government-imposed casino shutdown, casinos in Atlantic City were closed from July 5 until July 8, 2006, as certain nonessential state agencies, including the New Jersey Casino Control Commission, were shut down by the state in the absence of an agreed upon state budget. In New Jersey, Casino Control Commission Inspectors must be on site in order for casinos to operate.

None of these results include Harrah’s Atlantic City, which is a CMBS Asset and was owned by Harrah’s Entertainment for the periods discussed herein.

Louisiana/Mississippi Results

	Pro Forma
	December 31,			Percentage Increase / (Decrease)
	2007	2006	2005	07 vs. 06		06 vs. 05
	(dollars in millions)
Casino revenues	$1,462	$1,351	$1,069	8.2%		26.4%
Net revenues	1,539	1,384	1,067	11.2%		29.7%
Income from operations	352	233	21	51.1%		N/M
Property EBITDA(1)	343	331	252	3.6%		31.3%
Property EBITDA margin(1)	22.3%	23.9%	23.6%	(1.6	)pt	0.3	pt

N/M = Not meaningful

(1)	For a reconciliation of Property EBITDA to income from operations, see “—Property EBITDA Reconciliation.”

Grand Casino Gulfport was sold in March 2006, and Harrah’s Lake Charles was sold in November 2006. Both properties ceased operations in the third quarter of 2005 due to hurricane damage. Results of Grand Casino Gulfport and Harrah’s Lake Charles, through their sales dates, are classified as discontinued operations and are, therefore, not included in our Louisiana/Mississippi results.

In 2007, combined revenues from our properties in Louisiana and Mississippi were higher than in 2006 due to contributions from Harrah’s New Orleans and Grand Casino Biloxi, which were closed for a portion of 2006 due to damages caused by Hurricane Katrina. In 2007, income from operations includes insurance proceeds of $130 million that are in excess of the net book value of the impacted assets and costs and expenses that are expected to be reimbursed under our business interruption claims. Income from operations was negatively impacted by increased promotional spending in the Tunica market and higher depreciation expense related to the 26-story, 450-room hotel at Harrah’s New Orleans that opened in September 2006.

After being closed for a year due to Hurricane Katrina, Grand Casino Biloxi opened in August 2006 with approximately 650 slot machines and 20 table games, a 500-room hotel, restaurants and other amenities. In November 2006, we acquired the remaining assets of Casino Magic Biloxi, which is adjacent to the site of Grand Casino Biloxi. Construction began in third quarter 2007 on Margaritaville Casino & Resort in Biloxi, a resort project to be developed and operated by Harrah’s Operating. We license the Margaritaville name from with an entity affiliated with the singer/songwriter Jimmy Buffett. The project, which is expected to cost approximately $700 million, is expected to include approximately 75,000 square feet of casino space, 250,000 square feet of retail space, approximately 66,000 square feet of meeting space, 420 new hotel rooms, a pool deck area with cabanas, bar and tropical landscaping and a full-service spa. We expect Simon Property Group, Inc., the largest retail real estate company in North America, to be involved in developing and operating the retail space. We expect to complete the project in the spring of 2010. We anticipate financing this project in an unrestricted subsidiary, to which cash will be contributed and third party debt financing would be raised. As of December 31, 2007, $49 million had been spent by us on this project.

In October 2007, Grand Casino Resort in Tunica, Mississippi, announced a strategic alliance with Food Network star Paula Deen and a renovation of its facility. Paula Deen’s Buffet is expected to open in May 2008. In conjunction with the renovation of Grand Casino Resort, which is expected to cost approximately $45 million and to be completed in May 2008, the casino will be rebranded to be Harrah’s Casino Tunica.

For 2006, combined revenues and income from operations from our properties in Louisiana and Mississippi were higher than in 2005 due to contributions of the Caesars properties that were acquired in June 2005 and strong performances by other properties in the grouping. Harrah’s New Orleans reopened February 17, 2006, after being closed for almost six months as a result of Hurricane Katrina. The Caesars properties contributed $400 million in total revenues and $68 million in income from operations in 2006.

In 2005, Caesars properties in this region contributed $222 million in revenues and losses from operations of $48 million. A charge of $89 million was recorded in fourth quarter 2005 as a result of impairment of intangible assets at Grand Casino Biloxi, which was damaged by Hurricane Katrina.

We perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30 each year. Based on the historical performance and projected performance of Harrah’s Louisiana Downs, a thoroughbred racetrack that was expanded to include slot machines in 2003, our 2006 analysis indicated that intangible assets of that property had been impaired. A charge of $21 million was recorded in fourth quarter 2006. In 2005, the entire $50 million of goodwill associated with this property was impaired, and a charge was recorded in fourth quarter 2005. Harrah’s Louisiana Downs’ tangible assets were assessed for impairment applying the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and our analysis indicated that the carrying value of the tangible assets was not impaired. At December 31, 2007, Harrah’s Louisiana Downs had $27 million of intangible assets that were not deemed to be impaired in our 2006 assessment.

Iowa/Missouri Results

	Pro Forma
	December 31,			Percentage Increase / (Decrease)
	2007	2006	2005	07 vs. 06	06 vs. 05
	(dollars in millions)
Casino revenues	$764	$771	$729	(0.9)%	5.8%
Net revenues	811	810	735	0.1%	10.2%
Income from operations	144	132	119	9.1%	10.9%
Property EBITDA(1)	225	216	197	4.2%	9.6%
Property EBITDA margin(1)	27.7%	26.7%	26.8%	1.0 pt	(0.1	)pt

(1)	For a reconciliation of Property EBITDA to income from operations, see “—Property EBITDA Reconciliation.”

The increases in combined pro forma revenues and income from operations for the year ended December 31, 2007, were influenced by the capital improvements completed in March 2006 at Horseshoe Council Bluffs and higher operating margins at most properties in the group, driven by efficiencies and cost-savings.

Combined 2006 revenues and income from operations at our Iowa and Missouri properties increased over 2005, due to increased visitation and capital investments in those markets, including improved performance at our re-branded Horseshoe Council Bluffs. In March 2006, following an $87 million renovation and expansion, the former Bluffs Run Casino became Horseshoe Council Bluffs. The Bluffs Run Greyhound Racetrack remains in operation at the property.

Illinois/Indiana Results

	Pro Forma
	December 31,			Percentage Increase / (Decrease)
	2007	2006	2005	07 vs. 06		06 vs. 05
	(dollars in millions)
Casino revenues	$1,331	$1,277	$1,045	4.2%		22.2%
Net revenues	1,286	1,240	1,000	3.7%		24.0%
Income from operations	135	225	177	(40.0)%		27.1%
Property EBITDA(1)	258	285	224	(9.5)%		27.2%
Property EBITDA margin(1)	20.1%	23.0%	22.4%	(2.9	) pt	0.6	pt

(1)	For a reconciliation of Property EBITDA to income from operations, see “—Property EBITDA Reconciliation.”

In 2007, combined revenues increased over 2006, while income from operations was lower than in 2006 due primarily to an impairment charge in 2007 related to certain intangible assets at Caesars Indiana. Our 2007 annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization indicated that, based on projected performance of Caesars Indiana, its intangible assets were impaired, and a charge of $60 million was taken in fourth quarter 2007. Also contributing to the decline in income from operations are increased real estate taxes in Indiana and a 3% tax assessed by Illinois against certain gaming operations in July 2006. In second quarter 2007, a state court declared that the 3% tax that was assessed on Harrah’s Joliet and three unrelated riverboats was unconstitutional. A motion has been filed asking the court to declare that the riverboats can cease making payments, and we will ask for the return of the money that has been paid for this tax; however, given that the state has appealed the decision to the Illinois Supreme Court and the situation is still uncertain, we are continuing to accrue and pay this tax. As of December 31, 2007, Harrah’s Joliet has paid approximately $18 million for this tax since it was first assessed in July 2006. Higher non-operating expenses in 2007 also impacted income from operations.

Construction began in third quarter 2006 on the renovation and expansion of Horseshoe Hammond, which will include a two-level entertainment vessel including a 108,000 square-foot casino. The project is expected to cost approximately $485 million, $225 million of which had been spent as of December 31, 2007. The project is scheduled for completion in the second half of 2008.

Combined 2006 revenues and income from operations increased over 2005 revenues and income from operations due to results from Caesars Indiana for the full year versus six and one half months in 2005 and strong performance at Harrah’s Joliet. Caesars Indiana contributed $347 million in total revenues and $58 million in income from operations in 2006. Also contributing to the improved results was the new 258-room hotel and event center at Harrah’s Metropolis that opened in late June of 2006.

Other Nevada Results

	Pro Forma
	December 31,			Percentage Increase / (Decrease)
	2007	2006	2005	07 vs. 06		06 vs. 05
	(dollars in millions)
Casino revenues	$356	$367	$360	(3.0)%		1.9%
Net revenues	454	469	457	(3.2)%		2.6%
Income from operations	48	65	67	(26.2)%		(3.0)%
Property EBITDA(1)	92	107	106	(14.0)%		0.9%
Property EBITDA margin(1)	20.3%	22.8%	23.2%	(2.5	)pts	(0.4	)pt

(1)	For a reconciliation of Property EBITDA to income from operations, see “—Property EBITDA Reconciliation.”

Revenues and income from operations from our Nevada properties outside of Las Vegas during the year ended December 31, 2007, were lower than in 2006 due to higher customer complimentary costs, lower unrated play and retail customer visitation, poor ski conditions in the Lake Tahoe market in the first quarter of 2007, a poor end to the spring ski season and fires in the Lake Tahoe area in late June. We define retail customers as Total Rewards customers who typically spend up to $50 per visit.

Combined 2006 revenues from our Nevada properties outside of Las Vegas were higher than in 2005 driven by strong visitation to the markets and favorable weather conditions in northern Nevada during first quarter of 2006 compared to the prior year. Income from operations was down slightly from 2005.

None of these results include Harrah’s Laughlin, which is a CMBS Asset and was owned by Harrah’s Entertainment for all of the periods discussed herein.

Managed, International and Other

	Pro Forma
	December 31,			Percentage Increase / (Decrease)
	2007	2006	2005	07 vs 06	06 vs 05
	(dollars in millions)
Revenues
Managed	$82	$89	$76	(7.9)%	17.1%
International	347	99	45	N/M	N/M
Other	153	66	41	N/M	61.0%

Net revenues	$582	$254	$162	N/M	56.8%

Income (loss) from operations
Managed	$65	$72	$61	(9.7)%	18.0%
International	(129)	12	2	N/M	N/M
Other	(170)	(393)	(182)	56.7%	N/M

Total income (loss) from operations	$(234)	$(309)	$(119)	24.3%	N/M

Property EBITDA	$68	$(55)	$19	N/M	N/M

N/M = Not Meaningful

Managed, international and other results include income from our managed properties, results of our international properties and certain marketing and administrative expenses, including development costs, and income from our non-consolidated subsidiaries. Favorable results are due to lower costs for pursuit of projects and concept development in 2007 and inclusion of results of London Clubs, which was acquired in fourth quarter 2006. As of December 31, 2007, London Clubs owns and/or manages ten casinos in the United Kingdom and two in Egypt. London Clubs also has two casinos under development in the United Kingdom. None of these results include results for Emerald Safari Casino which was acquired in the acquisition of London Clubs but was retained by Harrah’s Entertainment at the close of the Transactions. During the second quarter of 2008, Harrah’s Entertainment intends to transfer or contribute to us the London Clubs’ Emerald Safari Casino. However, Harrah’s Entertainment is under no obligation to do so and we can make no guarantee that the transfer or contribution will be completed.

Managed. We manage three tribal casinos and have consulting arrangements with casino companies in Australia. The table below gives the location and expiration date of the current management contracts for our Native American properties as of December 31, 2007.

Casino	Location	Expiration of Management Agreement
Harrah’s Ak-Chin	Near Phoenix, Arizona	December 2009
Harrah’s Rincon	Near San Diego, California	November 2011
Harrah’s Cherokee	Cherokee, North Carolina	November 2011

Revenues from our managed casinos were lower in 2007 due to the termination of our contract with the Prairie Band Potawatomi Nation on June 30, 2007.

Management revenues were higher in 2006 as compared to 2005, due to a full year of management consultant fees from an Australian gaming company pursuant to an agreement assumed in the Caesars acquisition, as well as improved performance at two casinos we manage for the tribes.

A $60 million expansion of Harrah’s Cherokee Smoky Mountains Casino in Cherokee, North Carolina, that included a 15-story hotel tower with approximately 320 rooms opened in July 2005. The Eastern Band of Cherokees have announced a $650 million plan to add another hotel tower, retail stores and more gaming space at its casino. The five-year project also calls for a new spa, a 3,000-seat showroom and new restaurants near the casino. The tribe has financed this project.

International. Revenues from our international properties increased in 2007 due to the inclusion of London Clubs, which was acquired fourth quarter 2006. Income from operations for 2007 was impacted by project opening costs for new casino clubs in the United Kingdom and a charge of $109 million in fourth quarter 2007 for the impairment of certain intangible assets. In performing our annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30, 2007, we determined that, based on projected performance, intangible assets of London Clubs were impaired. Our 2007 analysis indicated that the remaining intangible assets of London Clubs were not impaired.

In September 2007, we acquired Macau Orient Golf, located on 175 acres on Cotai adjacent to the Lotus Bridge, one of the two border crossings into Macau from China, and rights to a land concession contract for a total consideration of approximately $578 million. The government of Macau owns most of the land in Macau, and private interests are obtained through long-term leases and other grants of rights to use land from the government. The term of the land concession is 25 years from its inception in 2001, with rights to renew for additional periods until 2049. Annual rental payments are approximately $90,000 and are adjustable at five-year intervals. Macau Orient Golf is one of only two golf courses in Macau and is the only course that is semi-private. The acquisition was funded through our existing credit facilities.

In November 2005, we signed an agreement to develop a joint venture casino and hotel in the master-planned community of Ciudad Real, 118 miles south of Madrid. The joint venture between a subsidiary of the company and El Reino de Don Quijote de La Mancha, S.A. is owned 60% and 40%, respectively. We expect to develop and operate a Caesars branded casino and hotel within the project. We expect construction to begin in 2008, with an anticipated opening in 2012. Completion of this project is subject to a number of conditions, including governmental approvals and changes in certain laws.

The increase in 2006 international results as compared to 2005 was primarily due to the inclusion of results from Punta del Este for a full year versus approximately six and one half months in 2005. This property was acquired in the Caesars acquisition.

In December 2006, we completed our acquisition of all of the ordinary shares of London Clubs, which owns and/or manages nine casinos in the United Kingdom, two in Egypt and one in South Africa. London Clubs also has two casinos under development in the United Kingdom which are expected to open during 2008. London Clubs’ results that were included in our consolidated financial statements were not material to our 2006 financial results. Our results do not include results from London Clubs’ South African casino.

Other. Other results include certain marketing and administrative expenses, including development costs, corporate expense, results from World Series of Poker marketing and licensing, and income from nonconsolidated subsidiaries. The favorable results in 2007 were due to lower development costs. The unfavorable results in 2006 were generated by significantly higher development costs, charges for the impairment of certain assets and the accrual of anticipated litigation costs. Costs for pursuit of projects and concept development were $71 million in 2006 compared to $33 million in 2005. 2005 development costs related to increased development activities in many jurisdictions, including international jurisdictions, considering allowing development and operation of casinos or casino-like operations.

Other Factors Affecting Income From Continuing Operations

	December 31,			Percentage Increase / (Decrease)
(Income)/Expense	2007	2006	2005	07 vs 06	06 vs 05
	(dollars in millions)
Merger and integration costs	$13	$37	$55	(64.9)%	(32.7)%
Amortization of intangible assets	142	70	50	N/M	40.0%
Interest expense, net	1,847	671	480	N/M	39.8%
Losses on early extinguishments of debt	2	62	3	(96.8)%	N/M
Other income, including interest income	(43)	(14)	(13)	N/M	7.7%
Minority interests	9	11	9	(18.2)%	22.2%

N/M = Not Meaningful

Merger and integration costs in 2007 include costs in connection with the Transaction that we incurred prior to closing. Merger and integration costs in 2006 includes costs for consultants and dedicated internal resources executing the plans for the integration of Caesars into Harrah’s Entertainment. Merger and integration costs in 2005 represented costs related to the acquisition and integration of Caesars.

Pro forma amortization of intangible assets includes estimated amortization of intangible assets identified in the preliminary purchase price allocation for the Transactions. Amortization of intangible assets was higher in 2006 than in 2005 due to a full year of amortization of intangible assets acquired from Caesars versus approximately six months of amortization in 2005.

Interest expense for 2007 and 2006 reflects interest on new indebtedness from the Financing. Included in interest expense for 2007 is $45 million, representing the losses from the change in the fair values of our interest rate swaps. Interest expense increased in 2006 from 2005 primarily due to new indebtedness from the Financing, debt assumed in the Caesars acquisition, increased borrowings related to our acquisition of Caesars and higher interest rates on our variable rate debt.

Losses on early extinguishments of debt represent premiums paid and the write-offs of unamortized deferred financing costs. The charges in 2007 were incurred in connection with the retirement of a $120 million credit facility of London Clubs, our subsidiary in the United Kingdom. 2006 charges were associated with the retirements of portions of our 7.5% Senior Notes due in January 2009, our 8.0% Senior Notes due in February 2011 and our 7.875% Senior Subordinated Notes due in December 2006.

Other income was higher in 2007 than 2006 due primarily to gains on the sales of corporate assets. Included in other income for all periods is interest income on the cash surrender value of life insurance policies. Other income in 2005 also included the receipt of a death benefit and collection of a previously reserved investment.

The effective tax rates for all periods are higher than the federal statutory rate due primarily to state income taxes. Our effective tax rate was lower in 2006 than in 2005 due to provision-to-return adjustments and adjustments to income tax reserves resulting from settlement of outstanding issues in 2006. Our effective tax rate for 2005 was affected by non-deductible goodwill impairment charges, the change in the mix of taxable income among various states and the addition of foreign income subsequent to our acquisition of Caesars.

Minority interests reflects minority owners’ shares of income from our majority owned subsidiaries.

Hurricane Damaged Properties

Hurricanes Katrina and Rita hit the Gulf Coast in third quarter 2005 and caused significant damage to our assets in Biloxi and Gulfport, Mississippi, and New Orleans and Lake Charles, Louisiana. The current status of the impacted operations is as follows:

•	Our New Orleans property re-opened on February 17, 2006.

•

We sold the Gulfport assets in their “as is” condition during first quarter 2006. No gain or loss was recognized as a result of this disposition. We are retaining all insurance proceeds related to the Gulfport property.

•	Grand Casino Biloxi re-opened in August 2006 in a smaller facility.

•	We sold the two subsidiaries that owned our Lake Charles operations to another casino company in fourth quarter 2006. We are retaining all insurance proceeds related to the Lake Charles operations.

Insurance proceeds have exceeded the net book value of the impacted assets and costs and expenses that are expected to be reimbursed under our business interruption claims, and the excess is recorded as income in the line item, “Write-downs, reserves and recoveries,” for properties included in continuing operations and in the line item, “Income (loss) from discontinued operations,” for properties included in discontinued operations. As of December 31, 2007, we have received approximately $850 million in advances and settlements from our insurance carriers related to the hurricane damaged properties, including those properties that were subsequently sold, and we have recorded $130 million and $10 million as of December 31, 2007 and 2006, respectively, for insurance proceeds included in Write-downs, reserves and recoveries and $142 million and $3 million, as of December 31, 2007 and 2006, respectively, for insurance proceeds included in Discontinued operations in our Consolidated Condensed Statements of Income. In February 2008, we entered into a settlement agreement with our insurance carriers related to claims associated with damages incurred from Hurricane Katrina in Mississippi. Pursuant to the settlement agreement, the insurance carriers agreed to pay us approximately $950 million, of which $612 million had been received at December 31, 2007, to settle all outstanding claims associated with damages incurred from the hurricane, including all property damage and business interruption claims. We received the remaining $338 million during the first quarter of 2008.

Financial and Other Information Related to the Post-Closing CMBS Transaction

We anticipate that the Post-Closing CMBS Transaction will occur during the second quarter of fiscal 2008. However, because the Post-Closing CMBS Transaction will require regulatory approval, we cannot assure you that the Post-Closing CMBS Transaction will occur within the time anticipated or at all. If we are unable to complete all or a portion of the Post-Closing CMBS Transaction, much of the pro forma financial and other information included in this exhibit, which gives effect to the Post-Closing CMBS Transaction, would not reflect our company going forward, as we would not own Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe or Showboat Atlantic City and would instead own Paris Las Vegas and Harrah’s Laughlin. Paris Las Vegas is located on the Las Vegas Strip, has 2,920 hotel rooms, 85,000 casino square feet, 1,170 slot machines and 110 table games. Harrah’s Laughlin is located in Laughlin, Nevada, has 1,510 hotel rooms, 47,000 casino square feet, 940 slot machines and 40 table games.

Were the Post-Closing CMBS Transaction not to occur, our overall pro forma operating results would be as follows:

	Pro Forma
	December 31,				Percentage Increase / (Decrease)		Percentage Increase / (Decrease)
	2007		2006	2005	07 vs. 06		06 vs. 05
	(dollars in millions)
Casino revenues	$6,783		$5,858	$4,145	15.8%		41.3%
Net revenues	8,170		7,020	4,698	16.4%		49.4%
Income from operations	1,185		1,026	528	15.5%		94.3%
Property EBITDA	2,032		1,781	1,159	14.1%		53.7%
Property EBITDA margin	24.9%		25.4%	24.7%	(0.5	)pts	0.7	pts
Adjusted EBITDA(1)	2,108
Subsidiary Guaranteed Debt to Adjusted EBITDA(2)	6.7	x
Net Subsidiary Guaranteed Debt to Adjusted EBITDA(2)	6.3	x
Adjusted EBITDA to cash interest expense of Subsidiary Guaranteed Debt(2)	1.8	x

N/M = Not meaningful

(1)	For definitions of EBITDA and Adjusted EBITDA see Footnote (3) to “Pro Forma Consolidated Financial Data.” For more information regarding our use of EBITDA and Adjusted EBITDA see “Use of Non-GAAP Financial Information.”

Adjusted EBITDA is calculated as follows:

Pro Forma for the Transactions
Year Ended December 31, 2007
(in millions)
Loss from continuing operations	$(422)
Interest expense, net of interest income	1,837
Less: Benefit for income taxes	(207)
Depreciation and amortization	692

EBITDA	1,900
Project opening costs, abandoned projects and development costs(a)	27
Merger and integration costs(b)	9
Losses on early extinguishment of debt(c)	2
Minority interests, net of distributions(d)	(4)
Impairment of goodwill and intangible assets(e)	157
Non-cash expense for stock compensation benefits(f)	38
Income from insurance claims for hurricane losses(g)	(130)
Other non-recurring or non-cash items(h)	47
Pro forma adjustment for acquired, new or disposed properties(i)	3
Pro forma adjustment for yet-to-be-realized cost savings(j)	59

Adjusted EBITDA	$2,108

(a)	Represents (i) project opening costs incurred in connection with the integration of acquired properties and with expansion and renovation projects at various properties, (ii) write-off of abandoned development projects and (iii) non-recurring strategic planning and restructuring costs.
(b)	Represents costs in connection with the Acquisition, including review of certain strategic matters by the special committee established by Harrah’s Entertainment’s Board of Directors.
(c)	Represents premiums paid and the write-off of historical unamortized deferred financing costs.
(d)	Represents minority owners’ share of income from our majority-owned subsidiaries, net of cash distributions to minority owners.
(e)	Represents impairment of intangible assets related to the London Clubs and Caesars Indiana.
(f)	Represents non-cash compensation expense related to stock options.
(g)	Represents non-recurring insurance recoveries related to Hurricanes Katrina and Rita.
(h)	Represents the elimination of other non-recurring and non-cash items such as litigation awards and settlements, severance and relocation costs, excess gaming taxes, gains and losses from disposal of assets, equity in non-consolidated subsidiaries (net of distributions) and one-time costs relating to new state gaming legislation.
(i)	Represents the full year estimated impact of acquired, new and disposed properties.
(j)	Represents the cost savings expected to be realized from our previously announced profitability improvement program. For the year ended December 31, 2007, $56 million of the $115 million targeted annual savings allocable to Harrah’s Operating have already been achieved, leaving $59 million to be achieved.
(2)	The pro forma ratio of total debt, which includes the Retained Notes, to Adjusted EBITDA was 8.3x, the pro forma ratio of total debt, net of cash and cash equivalents, to Adjusted EBITDA was 7.9x and the pro forma ratio of Adjusted EBITDA to cash interest expense was 1.4x.

In particular, our pro forma Las Vegas, Atlantic City and Other Nevada results would be as set forth below.

Las Vegas Results

	Pro Forma
	December 31,			Percentage Increase / (Decrease)
	2007	2006	2005	07 vs. 06		06 vs. 05
	(dollars in millions)
Casino revenues	$1,144	$900	$364	27.1%		N/M
Net revenues	2,146	1,826	792	17.5%		N/M
Income from operations	552	470	146	17.4%		N/M
Property EBITDA(1)	707	586	210	20.6%		N/M
Property EBITDA margin(1)	32.9%	32.1%	26.5%	0.8	pt	5.6 pts

N/M = Not meaningful

(1)	Set forth below is a reconciliation of Property EBITDA to income before operations:

	Pro Forma
	December 31,
	2007	2006	2005
	(dollars in millions)
Net revenues	$2,146	$1,826	$792
Property operating expenses	(1,439)	(1,240)	(582)

Property EBITDA	707	586	210
Depreciation and amortization	(137)	(104)	(52)

Operating profit	570	482	158
Amortization of intangible assets	(13)	(14)	(7)
Income / (losses) on interests in nonconsolidated affiliates	—	—	—
Project opening costs and other items	(5)	2	(5)
Corporate expense	—	—	—
Merger and integration costs	—	—	—

Income from operations	$552	$470	$146

Atlantic City Results

	Pro Forma
	December 31,			Percentage Increase / (Decrease)
	2007	2006	2005	07 vs. 06		06 vs. 05
	(dollars in millions)
Casino revenues	$1,513	$1,219	$659	24.1%		85.0%
Net revenues	1,489	1,199	651	24.2%		84.2%
Income from operations	207	223	138	(7.2)%		61.6%
Property EBITDA(1)	354	342	194	3.5%		76.3%
Property EBITDA margin(1)	23.8%	28.5%	29.8%	(4.7	)pts	(1.3	)pts

N/M = Not meaningful

(1)	Set forth below is a reconciliation of Property EBITDA to income before operations:

	Pro Forma
	December 31,
	2007	2006	2005
	(dollars in millions)
Net revenues	$1,489	$1,199	$651
Property operating expenses	(1,135)	(857)	(457)

Property EBITDA	354	342	194
Depreciation and amortization	(116)	(84)	(37)

Operating profit	238	258	157
Amortization of intangible assets	(26)	(25)	(15)
Income / (losses) on interests in nonconsolidated affiliates	—	—	—
Project opening costs and other items	(5)	(10)	(4)
Corporate expense	—	—	—
Merger and integration costs	—	—	—

Income from operations	$207	$223	$138

Other Nevada Results

	Pro Forma
	December 31,			Percentage Increase / (Decrease)
	2007	2006	2005	07 vs. 06		06 vs. 05
	(dollars in millions)
Casino revenues	$265	$257	$240	3.1%		7.1%
Net revenues	311	307	289	1.3%		6.2%
Income from operations	55	51	45	7.8%		13.3%
Property EBITDA(1)	78	75	64	4.0%		17.2%
Property EBITDA margin(1)	25.1%	24.4%	22.1%	0.7	pts	2.3	pts

(1)	Set forth below is a reconciliation of Property EBITDA to income before operations:

	Pro Forma
	December 31,
	2007	2006	2005
	(dollars in millions)
Net revenues	$311	$307	$289
Property operating expenses	(233)	(232)	(225)

Property EBITDA	78	75	64
Depreciation and amortization	(23)	(24)	(22)

Operating profit	55	51	42
Amortization of intangible assets	—		—
Income / (losses) on interests in nonconsolidated affiliates	—	—	—
Project opening costs and other items	—	—	3
Corporate expense	—	—	—
Merger and integration costs	—	—	—

Income from operations	$55	$51	$45

Strategic Acquisitions

From January 1, 2005 to December 31, 2007, we acquired two casino companies and two casinos in Las Vegas, Nevada. For each of these acquisitions, the purchase price is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flow analyses, quoted market prices and our own estimates. For each transaction, the allocation of the purchase price was, or will be, completed within one year from the date of the acquisition. To the extent that the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired, such excess is allocated to goodwill. Goodwill and intangible assets that are determined to have an indefinite life are not amortized.

The table below summarizes selected casino acquisition transactions completed during the period from January 1, 2005 to December 31, 2007. The table contains only historical information as of the date of each acquisition and as a result, those properties owned by the CMBS Borrowers and a subsidiary holding the London Clubs’ South African casino post-acquisition are included. Following the table is a brief review of our acquisitions. All of our acquisition transactions were accounted for as purchases. The number of casinos refers to the number of casino properties in that location on a historical basis, at the time of the acquisition.

Company	Date Acquired	Total Purchase Price(a)	Goodwill Assigned	Number of Casinos	Geographic Locations
	(dollars in millions)
Bill’s Gamblin’ Hall & Saloon (f/k/a Barbary Coast)	February 2007	$371	$—	1	Las Vegas, Nevada
London Clubs	December 2006	591	322	10	United Kingdom(b)
					Egypt
					South Africa(c)
Imperial Palace	December 2005	373	—	1	Las Vegas, Nevada
Caesars	June 2005	9,300	2,000	15	Atlantic City, New Jersey
					Las Vegas, Nevada
					Reno, Nevada(d)
					Laughlin, Nevada(d)
					Biloxi, Mississippi
					Gulfport, Mississippi(e)
					Tunica, Mississippi
					Elizabeth, Indiana
					Punta del Este, Uruguay(f)
					Ontario, Canada(g)

(a)	Total purchase price includes the market value of debt assumed determined as of the acquisition date.
(b)	We have a 50% ownership interest in the company that owns 50 St. James Limited in London, and we manage the facility. Other properties in the United Kingdom are 100% owned. In addition to the ten properties acquired, four properties were under development in the United Kingdom at the time of acquisition. Three of these properties are now open.
(c)	Harrah’s Entertainment has a 70% ownership interest in the company that owns Emerald Safari Casino.
(d)	Subsequently sold.
(e)	Closed due to hurricane damage in August 2005. Remaining assets sold.
(f)	We have an approximate 95% ownership interest in the company that owns Conrad Punta del Este, and we manage the property.
(g)	We have a 50% interest in the company that manages Casino Windsor. The province of Ontario owns the complex.

Bill’s Gamblin’ Hall & Saloon. On February 27, 2007, the company exchanged certain real estate that it owned on the Las Vegas Strip for property formerly known as the Barbary Coast, which is located at the northeast corner of Flamingo Road and Las Vegas Boulevard, between Bally’s Las Vegas and Flamingo Las Vegas. We began operating the acquired property on March 1, 2007, as Bill’s Gamblin’ Hall & Saloon. For purposes of these financial statements, we have assumed that the excess of the purchase price over the net book value of the assets acquired is land costs. Values assigned to assets, including land, will be revised upon finalization of the purchase price allocation, which will be within one year of the acquisition.

London Clubs. In December 2006, Harrah’s Entertainment completed its acquisition of 100% of the ordinary shares of London Clubs for approximately $591 million, including acquisition costs, and assumed the entity’s debt of approximately $79 million. At the time of the acquisition, London Clubs owned or managed seven casinos in the United Kingdom (or provinces of the United Kingdom), two in Egypt and one in South Africa. London Clubs currently owns and/or manages nine casinos in the United Kingdom, two in Egypt and one in South Africa. London Clubs currently owns or manages ten casinos in the United Kingdom and has one casino under development in the United Kingdom. The South African casino is not an asset of Harrah’s Operating.

The results for London Clubs are included in our operating results subsequent to its acquisition. With the initial acquisition of 29.6% of the shares of London Clubs in November 2006, we accounted for our ownership interest on the equity basis, and for the period subsequent to the acquisition of the remaining shares in December 2006, we consolidate their results. Results of London Clubs are consolidated into our financial results one month in arrears.

London Clubs’ results were not material to our 2006 financial results.

Imperial Palace Hotel & Casino. On December 23, 2005, we acquired the assets of the Imperial Palace Hotel & Casino (“Imperial Palace”) in Las Vegas, Nevada, for approximately $373 million, including acquisition costs. No debt was assumed in the transaction. The Imperial Palace occupies an 18.5 acre site on the Las Vegas Strip that is situated between Harrah’s Las Vegas and the Flamingo and is across the Las Vegas Strip from Caesars Palace. The results for Imperial Palace are included in our operating results subsequent to its acquisition on December 23, 2005.

Caesars Entertainment. On June 13, 2005, Harrah’s Entertainment completed its acquisition of 100% of the outstanding shares of Caesars. The aggregate purchase price was approximately $9,300 million, which consisted of $1,900 million of cash, $3,300 million of Harrah’s Entertainment’s common stock, assumption of Caesars debt with a fair value of approximately $4,000 million (including value assigned to conversion rights of contingent convertible notes), assumption of employee stock grants valued at $98 million and acquisition costs of approximately $59 million. Harrah’s Entertainment issued approximately 68 million shares of its common stock, the fair value of which was based on a five-day average of the closing price two days before and two days after the terms of the acquisition were agreed to and announced.

The results of our Caesars properties are included with our operating results subsequent to their acquisition on June 13, 2005.

In connection with the Caesars acquisition, Harrah’s Entertainment engaged consultants and dedicated internal resources to plan for and execute the merger and integration of Caesars into Harrah’s Entertainment. These costs are included in merger and integration costs in our Pro Forma Condensed Consolidated Statement of Operations.

Debt and Liquidity

We generate substantial cash flows from operating activities. These cash flows reflect the impact on our consolidated operations of the success of our strategic acquisitions, our marketing programs and on-going cost containment focus.

We use the cash flows generated by our operations to fund reinvestment in existing properties for both refurbishment and expansion projects, to pursue additional growth opportunities via strategic acquisitions of existing companies or properties and new development opportunities and, prior to the Transactions, to return capital to our stockholders in the form of dividends. When necessary, we supplement the cash flows generated by our operations with funds provided by financing activities.

We believe that our cash and cash equivalents balance, our cash flows from operations and the financing sources discussed herein, will be sufficient to meet our normal operating requirements during the next twelve months and to fund additional investments. In addition, we may consider issuing additional debt in the future to fund potential acquisitions or growth or to refinance existing debt. We continue to review additional opportunities to acquire or invest in companies, properties and other investments that meet our strategic and return on investment criteria. If a material acquisition or investment is completed, our operating results and financial condition could change significantly in future periods.

The majority of our debt is due after 2010. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows and from borrowings under our established debt programs. Long-term obligations are expected to be paid through operating cash flows, refinancing of debt, joint venture partners or, if necessary, additional debt offerings.

As of December 31, 2007, our pro forma long-term debt consisted of the following:

(in millions)
Credit Facilities
Term loans, 6.244%, maturities to 2015	$7,250

Subsidiary Guaranteed Debt
10.75% Senior Notes due 2016, including senior interim loans of $342.6, 9.25%	5,275
10.75% /11.5% Senior PIK Toggle Notes due 2018, including senior interim loans of $97.4, 9.25%	1,500

Unsecured Senior Notes
7.5%, maturity 2009	1
7.5%, maturity 2009	5
5.5%, maturity 2010	669
8.0%, maturity 2011	63
5.375%, maturity 2013	343
7.0%, maturity 2013	1
5.625%, maturity 2015	641
6.5%, maturity 2016	486
5.75%, maturity 2017	443

Unsecured Senior Subordinated Notes
8.875%, maturity 2008	6
7.875%, maturity 2010	350
8.125%, maturity 2011	307

Other Secured Borrowings
6.0%, maturity 2010	25
4.25%-10.125%, maturities 2035	4

Other Unsecured Borrowings
LIBOR plus 4.5%, maturity 2010	30
Other, various maturities	2

Capitalized Lease Obligations
5.77%-10.0%, maturities to 2011	2

17,403
Current portion of long-term debt	(79)

$17,324

In connection with the Transactions, the following debt was retired on or about January 28, 2008:

Debt Extinguished	Face Value
(in millions)
Credit Facilities due 2011	$5,796
7.5% Senior Notes due 2009	131
8.875% Senior Subordinated Notes due 2008	394
7.5% Senior Notes due 2009	424
7.0% Senior Notes due 2013	299
Floating Rate Notes due 2008	250
Floating Rate Contingent Convertible Senior Notes due 2024	375

In connection with the Transactions, the following debt was issued on or about January 28, 2008:

Debt Issued	Face Value
(in millions)
Term loan facility, maturity 2015	$7,250

10.75% Senior Notes due 2016
Senior cash pay notes	4,932
Senior unsecured cash pay interim loans	343

10.75%/11.5% Senior PIK Toggle Notes due 2018
Senior PIK toggle notes	1,403
Senior unsecured PIK toggle interim loans	97

Derivative Instruments

We account for derivative instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and all amendments thereto. SFAS No. 133 requires that all derivative instruments be recognized in the financial statements at fair value. Any changes in fair value are recorded in the income statement or in other comprehensive income, depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts.

Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions, and we do not anticipate nonperformance by the counterparties.

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of December 31, 2007, we have seven variable-for-fixed interest rate swap agreements for a notional amount of $1,500 million. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows. The major terms of the interest rate swaps are as follows:

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received as of December 31, 2007	Next Reset Date	Maturity Date
	(dollars in millions)
April 25, 2007	$200	4.898%	5.08375%	April 25, 2008	April 25, 2011
April 25, 2007	200	4.896	5.08375%	April 25, 2008	April 25, 2011
April 25, 2007	200	4.925	5.08375%	April 25, 2008	April 25, 2011
April 25, 2007	200	4.917	5.08375%	April 25, 2008	April 25, 2011
April 25, 2007	200	4.907	5.08375%	April 25, 2008	April 25, 2011
September 26, 2007	250	4.809	5.08375%	April 25, 2008	April 25, 2011
September 26, 2007	250	4.775	5.08375%	April 25, 2008	April 25, 2011

Our interest rate swap agreements are not designated as hedging instruments; therefore, the gain or loss resulting from changes in the fair value of the swaps is recognized in earnings in the period of change. Interest rate swaps increased our 2007 and 2006 interest expense by $44 million and $7 million, respectively. The income statement impact for 2006 includes a charge to terminate $300 million of interest rate swaps.

In addition to the swaps in place at December 31, 2007, in January 2008, at or about the date of the Acquisition, we entered into the following forward interest rate swap agreements:

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received	Next Reset Date	Maturity Date
	(dollars in millions)
April 25, 2008	$1,000	4.172%	3 month LIBOR	April 25, 2008	April 25, 2013
April 25, 2008	2,000	4.276	3 month LIBOR	April 25, 2008	April 25, 2013
April 25, 2008	2,000	4.263	3 month LIBOR	April 25, 2008	April 25, 2013

New Senior Secured Credit Facilities

Overview. Our new senior secured credit facilities provide for senior secured financing of up to $9,250 million, consisting of: (i) senior secured term loan facilities in an aggregate principal amount of up to $7,250 million with a maturity of seven years; and (ii) a senior secured revolving credit facility in an aggregate principal amount of $2,000 million with a maturity of six years, including both a letter of credit sub-facility and a swingline loan sub-facility.

In addition, we may request one or more incremental term loan facilities and/or increase commitments under our revolving facility in an aggregate amount of up to $1,750 million, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

All borrowings under our senior secured revolving credit facility following the date the term loan facility is initially drawn are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the Retained Notes.

Proceeds of the term loans drawn on the closing date of the Acquisition, together with other sources of funds described under “Detailed Sources and Uses,” were used to repay existing debt. Proceeds of the revolving loans drawn after the closing date of the Acquisition, swingline loans and letters of credit will be used for working capital and general corporate purposes. See “Detailed Sources and Uses.” In addition, up to $250 million of proceeds of the revolving loans drawn after the closing date of the Acquisition, swingline loans and letters of credit may be distributed to or issued on behalf of the subsidiaries of Harrah’s Entertainment that are not also the subsidiaries of Harrah’s Operating (including the CMBS Borrowers) for working capital and general corporate purposes of such subsidiaries.

Interest Rates and Fees. Borrowings under the senior secured credit facilities bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case, plus an applicable margin.

In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unused commitments under the revolving credit facility and the delayed draw portion of the term facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility.

Amortization. Our new senior secured credit facilities require scheduled quarterly payments on the term loans in amounts equal to 0.25% of the original principal amount of the term loans for six years and three quarters, with the balance paid at maturity.

Collateral and Guarantors. Our new senior secured credit facilities are guaranteed by Harrah’s Entertainment, and are secured by a pledge of our capital stock, and by substantially all of the existing and future property and assets of us and our material, wholly owned domestic subsidiaries, including, a pledge of the capital stock of the pledgors specified above and 65% of the capital stock of the first-tier foreign subsidiaries in each case subject to exceptions. The collateral and guarantor package will be modified upon the closing of the Post-Closing CMBS Transaction to reflect the structure discussed herein.

The lenders under our new senior secured credit facilities will also be entitled to the benefits of the “turn-over” provisions in the intercreditor agreement.

Restrictive Covenants and Other Matters. Our new senior secured credit facilities require, after an initial grace period, compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the new senior secured credit facilities include negative covenants, subject to certain exceptions, restricting or limiting our ability and the ability of our restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify in any manner materially adverse to lenders the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt.”

Harrah’s Entertainment is not bound by any financial or negative covenants contained in the credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of Harrah’s Operating.

The new senior secured credit facilities also contain certain customary affirmative covenants and events of default.

Notes Senior Unsecured Cash Pay Interim Loans and Senior Unsecured PIK Toggle Interim Loans

The indenture governing the notes and the agreements governing the other senior unsecured cash pay debt and PIK toggle debt limit our (and most or all of our subsidiaries’) ability to incur additional indebtedness; pay dividends or make other distributions or repurchase our capital stock; make certain investments; enter into certain types of transactions with affiliates; use assets as security in other transactions; and sell certain assets or merge with or into other companies. The notes and the senior unsecured interim loans vote together as a single class.

Subject to certain exceptions, the indenture governing the notes and the agreements governing the senior unsecured cash pay interim loans and PIK toggle interim loans permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Guarantees of Third-Party Debt and Other Obligations and Commitments

The following tables summarize our contractual obligations and other commitments as of December 31, 2007 on a pro forma basis after giving effect to the Transactions.

	Pro Forma Payments Due by Period
Contractual Obligations(a)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in millions)
Debt(b)	$18,649	$79	$1,343	$572	$16,655
Estimated interest payments(c)	11,069	1,476	2,924	2,731	3,938
Operating lease obligations	2,438	88	145	132	2,073
Purchase orders obligations	46	46	—	—	—
Guaranteed payments to State of Louisiana	135	60	75	—	—
Community reinvestment	130	6	13	12	99
Construction commitments	1,086	1,086	—	—	—
Entertainment obligations	116	55	61	—	—
Other contractual obligations	98	53	9	6	30

	$33,767	$2,949	$4,570	$3,453	$22,795

Other Commitments
Guarantees of loans	$171	$171	$—	$—	$—
Letters of credit	173	173	—	—	—
Minimum payments to tribes	55	14	27	13	1

(a)	In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits that, based on uncertainties associated with the items, we are unable to make reasonable reliable estimates of the period of potential cash settlements, if any, with taxing authorities.
(b)	Excludes (i) fair value adjustments of $1,246 million related to the purchase price accounting to reflect the fair value of retained indebtedness; (ii) the $2,000 million revolving credit facility, which was not drawn at closing; and (iii) $188 million in outstanding letters of credit at closing.
(c)	The weighted average interest rate of the new indebtedness is 8.4%. The interest on the term loan B facility is calculated using current LIBOR. The estimated interest for existing variable-rate debt is based on the rates at December 31, 2007.

The agreements pursuant to which we manage casinos on Native American lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such payments, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments pursuant to the contracts for the three managed Native American-owned facilities now open, which extend for periods of up to 71 months from December 31, 2007, is $1 million. Each of these casinos currently generates sufficient cash flows to cover all of their obligations, including their debt service.

We may guarantee all or part of the debt incurred by Native American tribes with which we have entered a management contract to fund development of casinos on the Native American lands. Currently, we have no such guarantees in place.

Capital Spending and Development

Part of our plan for growth and stability includes disciplined capital improvement projects, and the three years ended December 31, 2007, 2006 and 2005 were all periods of significant capital reinvestment.

In addition to the specific development and expansion projects discussed herein we perform on-going refurbishment and maintenance at our casino entertainment facilities to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment facilities that meet our strategic and return on investment criteria. Prior to the receipt of necessary regulatory approvals, the costs of pursuing development projects are expensed as incurred. Construction-related costs incurred after the receipt of necessary approvals are capitalized and depreciated over the estimated useful life of the resulting asset. Project opening costs are expensed as incurred.

Our capital spending for 2007 totaled approximately $1 billion, excluding our acquisition of a golf course in Macau and Bill’s Gamblin’ Hall and Saloon. Our pro forma capital spending for 2006 totaled approximately $2 billion, excluding our acquisition of London Clubs. Capital spending in 2005 was approximately $1 billion, excluding the cost of our acquisitions of Caesars and Imperial Palace. Estimated total capital expenditures for 2008 are expected to be between $1.6 billion and $1.8 billion.

Our planned development projects, if they go forward, will require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion and the commencement of operations of casino entertainment development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. Cash needed to finance projects currently under development as well as additional projects being pursued is expected to be made available from operating cash flows, established debt programs (see “—Debt and Liquidity”), joint venture partners, specific project financing, guarantees of third-party debt and additional debt offerings.

Significant Accounting Policies and Estimates

Certain of our accounting policies, including the estimated lives assigned to our assets, the determination of bad debt, asset impairment, fair value of self-insurance reserves and the calculation of our income tax liabilities, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. There can be no assurance that actual results will not differ from our estimates. The policies and estimates discussed below are considered by management to be those in which our policies, estimates and judgments have a significant impact on issues that are inherently uncertain.

Property and Equipment. We have significant capital invested in our property and equipment, which represents approximately 46.1% of our pro forma total assets. Judgments are made in determining the estimated useful lives of assets, salvage values to be assigned to assets and if or when an asset has been impaired. The accuracy of these estimates affects the amount of depreciation expense recognized in our financial results and whether we have a gain or loss on the disposal of the asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset. We review the carrying value of our property and equipment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

Goodwill and Other Intangible Assets. We have approximately $11.2 billion in goodwill and other intangible assets in our Pro Forma Condensed Consolidated Balance Sheets resulting from the Transaction. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values based on independent appraisals, discounted cash flows, quoted market prices and estimates made by management. To the extent that the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired, such excess is allocated to goodwill.

An accounting standard adopted in 2002 requires a review at least annually of goodwill and other nonamortizing intangible assets for impairment. We complete our annual assessment for impairment in fourth quarter each year.

Based on the historical performance and projected performance of Harrah’s Louisiana Downs, a thoroughbred racetrack that was expanded to include slot machines in 2003, our 2006 analysis indicated that intangible assets of that property had been impaired. A charge of $21 million was recorded in fourth quarter 2006. At December 31, 2006, Harrah’s Louisiana Downs had $27 million of intangible assets that were not deemed to be impaired. Based on our annual assessment for impairment as of September 30, 2007, we determined that, based on historical and projected performance, intangible assets at London Clubs and Caesars Indiana had been impaired, and we recorded impairment charges of $156 million in fourth quarter 2007. At December 31, 2007, London Clubs and Caesars Indiana had intangible assets of $199 million and $193 million, respectively, that were not deemed to be impaired. The properties’ tangible assets were assessed for impairment applying the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and our analysis indicated that the carrying value of the tangible assets was not impaired.

With our 2005 annual assessment, we determined that certain goodwill had been impaired, and we recorded impairment charges of $139 million in fourth quarter 2005. Based on the historical performance and projected performance of Louisiana Downs, our analysis indicated that the entire $50 million of goodwill associated with this property was impaired. Due to hurricane damage to our business in Biloxi, Mississippi, in the fourth quarter of 2005, we also wrote off $89 million, before taxes, of goodwill and intangible assets that were assigned to that property in our preliminary purchase price allocation of the Caesars acquisition.

The annual evaluation of goodwill and other nonamortizing intangible assets requires the use of estimates about future operating results of each reporting unit to determine their estimated fair value. Changes in forecasted operations can materially affect these estimates. Once an impairment of goodwill or other intangible assets has been recorded, it cannot be reversed.

Total Rewards Point Liability Program. Harrah’s Entertainment’s customer loyalty program, Total Rewards, offers incentives to customers who gamble at certain of our casinos throughout the United States. Under the program, customers are able to accumulate Reward Credits over time that they may redeem at their discretion under the terms of the program. The Reward Credit balance will be forfeited if the customer does not earn a Reward Credit over the prior six-month period. As a result of the ability of the customer to accumulate Reward Credits, we accrue the expense of Reward Credits, after consideration of estimated breakage, as they are earned. The value of the cost to provide Reward Credits is expensed as the Reward Credits are earned and is included in Casino expense on our Pro Forma Consolidated Statement of Operations. To arrive at the estimated cost associated with Reward Credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates and the mix of goods and services for which Reward Credits will be redeemed. We use historical data to assist in the determination of estimated accruals. At December 31, 2007, 2006 and 2005, $55 million, $58 million and $56 million, respectively, was accrued for the cost of anticipated Total Rewards credit redemptions.

In addition to Reward Credits, customers at certain of our properties, including the properties acquired in our acquisitions of Caesars and Horseshoe Gaming Holding Corp., can earn points based on play that are redeemable in cash (“cash-back points”). We accrue the cost of cash-back points, after consideration of estimated breakage, as they are earned. The cost is recorded as contra-revenue and included in Casino promotional allowances on our Pro Forma Condensed Consolidated Statement of Operations. At December 31, 2007, 2006 and 2005, the liability related to outstanding cash-back points, which is based on historical redemption activity, was $16 million, $20 million and $20 million, respectively.

Bad Debt Reserves. We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating bad debt reserves range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. At December 31, 2007, 2006 and 2005, we had $82 million, $72 million and $86 million, respectively, in our pro forma bad debt reserve. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for bad debts.

Self-Insurance Accruals. We are self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. At December 31, 2007, 2006 and 2005, we had total self-insurance accruals reflected in our Pro Forma Condensed Consolidated Balance Sheets of $202 million, $96 million and $123 million, respectively. We maintain workers’ compensation and general liability insurance through a direct subsidiary of Harrah’s Entertainment, which provides insurance for all of its subsidiaries. In estimating these costs, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also rely on independent consultants to assist in the determination of estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities. We continually monitor the potential for changes in estimates, evaluate our insurance accruals and adjust our recorded provisions.

Income Taxes. We are subject to income taxes in the United States as well as various states and foreign jurisdictions in which we operate. We account for income taxes under SFAS No. 109, “Accounting for Income Taxes,” whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts of existing assets and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on foreign tax credits, certain foreign and state net operating losses (“NOLs”), and other deferred foreign and state tax assets. U.S. tax rules require us to allocate a portion of our total interest expense to our foreign operations for purposes of determining allowable foreign tax credits. Consequently, this decrease to taxable income from foreign operations results in a diminution of the foreign taxes available as a tax credit. Although we consistently generate taxable income on a consolidated basis, certain foreign and state NOLs and other deferred foreign and state tax assets were not deemed realizable because they are attributable to subsidiaries that are not expected to produce future earnings. Other than these exceptions, we are unaware of any circumstances that would cause the remaining deferred tax assets to not be realizable.

We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. As a result of the implementation of FIN 48, we recognized approximately a $10 million reduction to the January 1, 2007, balance of retained earnings.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. As a large taxpayer, we are under continual audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. We are participating in the IRS’s Compliance Assurance Program for the 2007 tax year. This program accelerates the examination of key transactions with the goal of resolving any issues before the tax return is filed. Our 2004, 2005, and 2006 federal income tax returns are currently being examined by the IRS in a traditional audit process.

We also are subject to exam by various state and foreign tax authorities, although tax years prior to 2004 are generally closed as the statutes of limitations have lapsed. However, various subsidiaries are still being examined by the New Jersey Division of Taxation for tax years as far back as 1999.

We classify reserves for tax uncertainties within Accrued expenses and Deferred credits and other in our Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with FIN 48, reserve amounts relate to any uncertain tax position, as well as potential interest or penalties associated with those items.

Property EBITDA Reconciliation

Set forth below is a reconciliation of Property EBITDA to income from operations for our company as a whole as well as for our regions (in millions). Total Income from operations as reported on these schedule corresponds with the amounts for the respective periods on our Unaudited Pro Forma Condensed Consolidated Statement of Operations. See our “Unaudited Pro Forma Condensed Consolidated Statement of Operations” for the additional income and expenses recorded in the determination of Income (loss) from continuing operations for the periods presented.

Year Ended December 31, 2007

	Pro Forma
	Las Vegas Region	Atlantic City Region	Louisiana / Mississippi Region	Iowa / Missouri Region	Illinois / Indiana Region	Other Nevada Region	Managed / International / Other	Total
	(in millions)
Net revenues	$1,627	$1,872	$1,539	$811	$1,286	$454	$582	$8,171
Property operating expenses	(1,093)	(1,417)	(1,196)	(586)	(1,028)	(362)	(514)	(6,196)

Property EBITDA	534	455	343	225	258	92	68	1,975
Depreciation and amortization	(101)	(159)	(103)	(73)	(58)	(39)	15	(518)

Operating profit	433	296	240	152	200	53	83	1,457
Amortization of intangible assets	(13)	(26)	(8)	(3)	(8)	(1)	(83)	(142)
Income (losses) on interests in nonconsolidated affiliates	—	—	—	—	—	—	5	5
Project opening costs and other items	(5)	(7)	120	(5)	(57)	(4)	(140)	(98)
Corporate expense	—	—	—	—	—	—	(86)	(86)
Merger and integration costs	—	—	—	—	—	—	(13)	(13)

Income (loss) from operations	$415	$263	$352	$144	$135	$48	$(234)	$1,123

Year Ended December 31, 2006
	Pro Forma
	Las Vegas Region	Atlantic City Region	Louisiana / Mississippi Region	Iowa / Missouri Region	Illinois / Indiana Region	Other Nevada Region	Managed / International / Other	Total
	(in millions)
Net revenues	$1,381	$1,597	$1,384	$810	$1,240	$469	$254	$7,135
Property operating expenses	(948)	(1,136)	(1,053)	(594)	(955)	(362)	(309)	(5,357)

Property EBITDA	433	461	331	216	285	107	(55)	1,778
Depreciation and amortization	(76)	(117)	(80)	(76)	(51)	(41)	(51)	(492)

Operating profit	357	344	251	140	234	66	(106)	1,286
Amortization of intangible assets	(14)	(25)	(8)	(4)	(6)	(1)	(12)	(70)
Income (losses) on interests in nonconsolidated affiliates	—	—	—	—	—	—	4	4
Project opening costs and other items	(1)	(11)	(10)	(4)	(3)	—	(69)	(98)
Corporate expense	—	—	—	—	—	—	(89)	(89)
Merger and integration costs	—	—	—	—	—	—	(37)	(37)

Income (loss) from operations	$342	$308	$233	$132	$225	$65	$(309)	$996

Year Ended December 31, 2005

	Pro Forma
	Las Vegas Region	Atlantic City Region	Louisiana / Mississippi Region	Iowa / Missouri Region	Illinois / Indiana Region	Other Nevada Region	Managed / International / Other	Total
	(in millions)
Net revenues	$561	$1,036	$1,067	$735	$1,000	$457	$162	$5,018
Property operating expenses	(416)	(705)	(815)	(538)	(776)	(351)	(143)	(3,744)

Property EBITDA	145	331	252	197	224	106	19	1,274
Depreciation and amortization	(37)	(69)	(61)	(68)	(39)	(41)	(34)	(349)

Operating profit	108	262	191	129	185	65	(15)	925
Amortization of intangible assets	(7)	(15)	(8)	(4)	(7)	(1)	(8)	(50)
Income (losses) on interests in nonconsolidated affiliates	—	—	—	—	—	—	1	1
Project opening costs and other items	(5)	(15)	(162)	(6)	(1)	3	(17)	(203)
Corporate expense	—	—	—	—	—	—	(25)	(25)
Merger and integration costs	—	—	—	—	—	—	(55)	(55)

Income (loss) from operations	$96	$232	$21	$119	$177	$67	$(119)	$593

The following table reconciles Property EBITDA and Adjusted EBITDA:

Pro Forma for the Transactions
Year Ended December 31, 2007
(in millions)
Property EBITDA	$1,975
Cash corporate expense(a)	(55)
Other income, excluding interest income(b)	34
Abandoned projects and development costs(c)	4
Non-cash expense for stock compensation benefits(d)	38
Other(e)	(5)
Pro forma adjustment for acquired, new or disposed properties(f)	3
Pro forma adjustment for yet-to-be realized cost savings(g)	59

Adjusted EBITDA	$2,053

(a)	Corporate expense, excluding depreciation expense, which is excluded from Property EBITDA, but is included in Adjusted EBITDA.
(b)	Other income, excluding interest income, which is excluded from Property EBITDA, but is included in Adjusted EBITDA.
(c)	Represents write-off of abandoned development projects and strategic planning and restructuring costs.
(d)	Represents non-cash compensation expense related to stock options.
(e)	Represents the elimination of other non-recurring and non-cash items such as severance and relocation costs, excess gaming taxes, gains and losses from disposal of assets and one-time costs relating to new state gaming legislation, and cash distributions made to minority shareholders of our majority-owned subsidiaries.
(f)	Represents the full year estimated impact of acquisitions and new and disposed properties.
(g)	Represents the cost savings expected to be realized from our previously announced profitability improvement program.

Recently Issued Accounting Standards

The following are accounting standards adopted or issued in 2007 that could have an impact to our company.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, but it does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 157 could impact fair values assigned to assets and liabilities in any future acquisition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of SFAS No. 115,” which permits an entity to measure certain financial assets and financial liabilities at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. SFAS No. 159 is effective as of the first fiscal year beginning after November 15, 2007. At this time, we do not expect to adopt the fair value option for assets and liabilities; however, future events and circumstances may impact that decision.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS No. 141(R) will significantly change the accounting for business combinations. Under SFAS No. 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141(R) will change the accounting treatment for certain specific items, including:

•	Acquisition costs will be generally expensed as incurred;

•	Assets that an acquirer does not intend to use will be recorded at fair value reflecting the assets’ highest and best use.

•	Noncontrolling interests will be valued at fair value at the acquisition date;

•

Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and

•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. We are currently evaluating the impact of this statement on our financial statements.

In December 2007, the FASB also issued SFAS No. 160, “Noncontrolling Interests In Consolidated Financial Statements—An Amendment of Accounting Research Bulletin No. 51,” the provisions of which are effective for periods beginning after December 15, 2008. This statement requires an entity to classify noncontrolling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and noncontrolling interests are required to be treated as equity transactions. We are currently evaluating the impact of this statement on our financial statements.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by managing the mix of our debt between fixed-rate and variable-rate obligations. Of our approximate $18.6 billion face value of total pro forma debt at December 31, 2007, $780 million, excluding $6.5 billion of variable-rate debt for which we have entered into interest rate swap agreements, is subject to variable interest rates. We entered into hedging arrangements with respect to LIBOR borrowings under our senior secured credit facilities for a notional amount of $6.5 billion all of which fix the floating rate of interest thereunder to a fixed rate. Assuming a constant outstanding balance for our variable rate debt for the next twelve months, a hypothetical 1% change in interest rates would change interest expense for the next twelve months by approximately $7.8 million. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. We have also utilized treasury rate locks to hedge the risk of future treasury rate increases for certain forecasted debt issuances, but we do not currently have any treasury rate lock agreements. We do not purchase or hold any derivative financial instruments for trading purposes.

Our only material ownership interest in businesses in foreign countries is London Clubs operations and an approximate 90% ownership of a casino in Uruguay. Therefore, we have not been subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currencies would have on our future operating results or cash flows. With our acquisition of London Clubs in late 2006 and development opportunities that we are pursuing in international markets, we could become subject to material foreign currency exchange rate risk in the future.

From time to time, we hold investments in various available-for-sale equity securities; however, our exposure to price risk arising from the ownership of these investments is not material to our consolidated financial position, results of operations or cash flows.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

OF HARRAH’S ENTERTAINMENT, INC.

The following unaudited pro forma condensed consolidated financial information has been developed by applying pro forma adjustments to the historical audited consolidated financial statements of Harrah’s Entertainment and subsidiaries. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007 give effect to the Acquisition and Financing as if they had occurred on January 1, 2007. The unaudited pro forma condensed consolidated balance sheet gives effect to the Acquisition and Financing as if they had occurred on December 31, 2007. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial information.

Pro forma adjustments were made to reflect:

•	the Acquisition;

•	additional indebtedness incurred in connection with the Financing;

•	the utilization of proceeds to refinance existing debt in connection with the Financing;

•	transaction fees and debt issuance costs incurred as a result of the Acquisition and Financing;

•

changes in the carrying values of certain assets and liabilities to reflect their estimated fair values at the date of closing of the Acquisition, including values assigned to previously unrecognized intangible assets;

•	changes in depreciation and amortization expenses resulting from fair value adjustments to tangible and intangible assets;

•

changes in interest expense resulting from additional indebtedness incurred in connection with the Financing and the refinancing of existing debt, including amortization of estimated debt issuance costs; and

•	the effect to deferred income taxes of the pro forma adjustments.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our actual consolidated results of operations or the consolidated financial condition would have been had the Acquisition and Financing actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in “The Transactions,” “Selected Pro Forma Financial Data” and “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operations” appearing elsewhere in this exhibit, as well as the audited and unaudited financial statements of Harrah’s Entertainment and the related notes filed with the SEC. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial information.

The audited and unaudited financial statements from which the pro forma condensed consolidated financial information have been derived were prepared in accordance with U.S. GAAP.

The Acquisition will be accounted for as a business combination using the purchase method of accounting. The pro forma information presented, including the allocation of the purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information as of the date of this exhibit and management assumptions and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Acquisition will depend on a number of factors, including additional information available and the actual balance of our net assets on the closing date of the Acquisition. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this exhibit, we have not completed the valuation studies necessary to estimate the fair values of our assets and liabilities and the related allocation of purchase price. A final determination of these fair values will reflect our consideration of a final valuation, based on relevant information including discounted cash flow analyses, quoted market prices and our own estimates. This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing date of the Acquisition. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial information, including a change to goodwill.

HARRAH’S ENTERTAINMENT, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2007

	Historical Harrah’s Entertainment(1)	Acquisition and Financing		Pro Forma
ASSETS:
Current assets:
Cash and cash equivalents	$710	$527	(2)	$1,237
Receivables, net of allowance for doubtful accounts	476	—		476
Deferred income taxes	200	—		200
Prepayments and other	221	—		221
Inventories	70	—		70

Total current assets	1,677	527		2,204

Land, buildings, riverboats and improvements, net of accumulated depreciation	15,572	1,903	(3)	17,475
Assets held for sale	5	—		5
Goodwill and other intangible assets	5,594	10,845	(3)	16,439
Deferred costs and other	511	679	(4)	1,190

Total assets	$23,359	$13,954		$37,313

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$442	$—		$442
Accrued expenses	1,351	—		1,351
Current portion of long-term debt	11	70	(5)	81

Total current liabilities	1,804	70		1,874
Long-term debt	12,430	11,404	(5)	23,834
Liabilities held for sale	1	—		1
Deferred credits and other	465	125	(6)	590
Deferred income taxes	1,980	2,903	(3)	4,883

	16,680	14,502		31,182

Minority interests	52	—		52

Preferred stockholders’ equity	—	2,000	(7)	2,000
Common stockholders’ equity	6,627	(2,548	)(7)	4,079

Total liabilities and stockholders’ equity	$23,359	$13,954		$37,313

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in millions)

(1)	Represents the historical financial information of Harrah’s Entertainment.

(2)	Reflects estimated excess proceeds of the sources over the uses of cash in the Transactions.

(3)	Reflects purchase accounting based on preliminary allocation of the purchase price, including estimated transaction costs, to identifiable assets and liabilities acquired. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of our tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date of the Transactions. The identifiable intangible assets and estimated values have been based on preliminary valuations. The purchase price allocation and identified intangible assets may change upon our receipt of more detailed information after the closing of the Transactions, and such changes may be significant. The preliminary allocation is summarized as follows:

Costs of acquisition
Purchase price		$17,241
Estimated transaction costs		533

Total costs of acquisition		17,774
Historical net assets	$6,627
Adjustments to historical net assets:
Less: write-off of debt issuance costs	(19)
Less: write-off of historical goodwill	(3,554)

Net assets acquired		3,054

Excess of costs of acquisition over net assets acquired		$14,720

Allocated to:
Land, buildings, riverboats and equipment		$1,903
Intangible assets(a)		4,777
Long-term debt		1,321
Deferred tax liability—long-term		(2,903)
Goodwill		9,622

		$14,720

(a)	Reflects management’s preliminary estimate of fair value allocable to identifiable intangible assets with indefinite lives in the amount of $3,117 and amortizable intangible assets in the amount of $1,660.

(4)	Represents (i) capitalized debt issuance costs to be incurred in connection with the Transactions, estimated to be $473, less the write off of debt issuance costs of $19 attributable to the refinancing of existing debt; and (ii) the amount estimated to fund our deferred compensation plan assets as a result of our Acquisition of $105; and (iii) estimated fair value of the interest rate cap agreement of $120 million.

(5)	Reflects (i) the additional indebtedness issued in connection with the Transactions, consisting of the senior unsecured cash pay debt and the senior unsecured PIK toggle debt (including the notes issued on February 1, 2008) in the aggregate principal amount of approximately $6,775, our new senior secured term loan of approximately $7,250 (including the current portion of $72) and the CMBS Financing of $6,500; (ii) the repayment of existing debt of $7,730; and (iii) purchase price adjustments of $1,321.

(6)	Reflects estimated fair value of forward interest rate swap agreements.

(7)	Reflects the elimination of historical stockholders’ equity of $6,627 and the equity contribution by the Sponsors, co-investors and management, of $6,079 at the closing of the Transactions, comprised of $4,079 of non-voting common stock and $2,000 of non-voting cumulative preferred stock.

HARRAH’S ENTERTAINMENT, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

	Historical Harrah’s Entertainment(1)	Acquisition and Financing		Pro Forma
	(in millions)
Revenues:
Casino	$8,831	$—		$8,831
Food and beverage	1,699	—		1,699
Rooms	1,354	—		1,354
Management fees	82	—		82
Other	696	—		696
Less: casino promotional allowances	(1,836)	—		(1,836)

Net revenues	10,826	—		10,826

Operating expenses:
Direct
Casino	4,595	—		4,595
Food and beverage	717	—		717
Rooms	266	—		266
Property general and administrative, corporate and other	2,560	17	(2)	2,577
Depreciation and amortization	817	(141	)(3)	676
Write-downs, reserves and recoveries	110	—		110
Project opening costs	26	—		26
Merger and integration costs	13	—		13
Equity in (income)/losses of nonconsolidated affiliates	(4)	—		(4)
Amortization of intangible assets	74	133	(3)	207

Total operating expenses	9,174	9		9,183

Income from operations	1,652	(9)		1,643
Interest expense, net of interest capitalized	(801)	(1,478	)(4)	(2,279)
Losses on early extinguishments of debt	(2)	—		(2)
Other income, including interest income	43	—		43

Income (loss) from continuing operations before income taxes and minority interests	892	(1,487)		(595)
(Provision) benefit for income taxes	(350)	574	(5)	224
Minority interests	(15)	—		(15)

Income (loss) from continuing operations	$527	(913)		(386)

Cumulative dividend on preferred stock		(300	)(6)	(300)

Loss from continuing operations attributed to common shareholders		$(1,213)		$(686)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

(in millions)

(1)	Represents the historical financial information of Harrah’s Entertainment.

(2)	Reflects (i) the adjustment to depreciation and amortization resulting from estimated fair value adjustments and estimated useful lives assigned to buildings, riverboats and equipment as a result of the Transactions; and (ii) the annual fee of $30 million that will be paid to the Sponsors and their affiliates in accordance with the Services Agreement that was entered into in connection with the Transactions.

(3)	Reflects the adjustment to depreciation and amortization resulting from estimated fair value adjustments and estimated useful lives assigned to buildings, riverboats and equipment and amortizable intangible assets as a result of the Transactions.

(4)	Reflects adjustments to pro forma interest expense, as follows:

			Year Ended December 31, 2007
Reversal of historical interest expense	(i	)	$437
Reversal of amortization of debt issuance costs	(ii	)	7
Interest expense on new indebtedness	(iii	)	(1,596)
Amortization expense of debt issuance costs on the new indebtedness			(63)
Amortization expense from fair value adjustment	(iv	)	(212)
Interest rate swaps	(v	)	(51)

			$(1,478)

(i)	Reversal of the historical interest expense related to existing indebtedness which was repaid as a result of the Transactions;
(ii)	Reversal of the historical amortization of debt issuance costs related to existing indebtedness which was repaid as a result of the Transactions;
(iii)	Increase in interest expense related to the additional indebtedness, consisting of the notes, the other senior unsecured cash pay debt and senior unsecured PIK toggle debt and borrowings under our new senior credit facility and the CMBS Financing, in the aggregate principal amount of $20,525;
(iv)	Effects on interest expense from the purchase accounting on the outstanding indebtedness; and
(v)	Represents estimated interest expense on forward interest rate swap agreement, which was entered in connection with the Transactions.

The interest rates used for pro forma purposes are based on assumptions of the rates to be effective upon closing of the Transactions. The weighted average interest rate of the Financing for pro forma purposes is 7.7%.

A 0.125% change in the interest rates on our additional indebtedness, consisting of the notes and borrowings under our new senior credit facility, would change pro forma interest expense by (i) $26 for the year ended December 31, 2007.

(5)	Reflects the income tax effect on the pro forma adjustments using an estimated combined statutory income tax rate of 38.5% for 2007. This rate is not necessarily indicative of our expected future effective tax rate.

(6)	Represents the dividends to be accrued on the non-voting preferred stock. On a quarterly basis, each share of non-voting preferred stock will accrue dividends at a rate of 15.0% per annum. Dividends will be paid in cash, when, if and as declared by the board of directors, subject to approval by relevant regulators. It is expected that cash dividends will not be paid on a current basis.